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                                                                   EXHIBIT 10.15

                     ITFS CAPACITY USE AND ROYALTY AGREEMENT

      THIS ITFS CAPACITY USE AND ROYALTY AGREEMENT (this "Agreement") is made this 13th day of November, 2003 by and between (i) HISPANIC INFORMATION AND TELECOMMUNICATIONS NETWORK, INC., a New York not-for-profit corporation ("Licensee") and (ii) FIXED WIRELESS HOLDINGS, LLC, a Delaware limited liability company ("Operator"). Licensee and Operator are referred to individually without distinction as a "Party" and collectively as the "Parties."

                                    RECITALS:

      WHEREAS, the Federal Communications Commission (including any successor to its functions and powers, "FCC") allows Instructional Television Fixed Service (including any name then used by the FCC for such radio service after the date of the Spectrum Agreement, "ITFS") stations to be used for commercial purposes;

      WHEREAS, Licensee holds an FCC authorization with the call sign listed on Exhibit A (the "License", including any associated authorizations other than I-channel authorizations, the "Licenses") to operate the six (6) MHz ITFS channels listed on Exhibit A (each such channel, is referred to individually as an "ITFS Channel," and collectively as the "ITFS Channels") in the metropolitan area where the ITFS Channels are authorized to operate as listed on Exhibit A (the "Market Area");

      WHEREAS, Operator desires to provide digital wireless services to customers and to use the transmission capacity of the ITFS Channels for these purposes;

      WHEREAS, Operator may enter into capacity use agreements with other ITFS and/or Multipoint Distribution Service (including any name then used by the FCC for such radio service after the date of the Spectrum Agreement, "MDS") licensees and applicants in the Market Area, may be the licensee of MDS and ITFS channels in the Market Area and may use other radio frequencies, including unlicensed spectrum in the Market Area (the radio transmission and receive facilities in the Market Area using ITFS, MDS and other channels leased or licensed to Operator or any of its Affiliates or otherwise made available to Operator or any of its Affiliates for operation within the Market Area, including signal input facilities, are referred to collectively as the "System");

      WHEREAS, Licensee and Operator are parties to that certain Master Spectrum Acquisition Agreement dated November __, 2003 between Licensee and Flux U.S. Corporation (the "Spectrum Agreement"), providing for additional rights and obligations between Licensee and Operator;

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      WHEREAS, the excess transmission capacity of the ITFS Channels is available for commercial and/or secondary purposes, consistent with the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC (collectively "FCC Rules"); and

      WHEREAS, Licensee is licensed under the Federal Communications Commission to disseminate its programming in the Instructional Television Fixed Service and Operator wishes to utilize Licensee's capacity pursuant to FCC Rules.

      NOW THEREFORE, in consideration of the foregoing and the mutual promises and undertakings set forth herein, Licensee and Operator agree as follows:

1.    TERM OF AGREEMENT.

      Subject to PARAGRAPHS 8 AND 9 of this Agreement, the term of this Agreement shall begin on the date hereof (the "Effective Date") and shall expire on the fifteenth (15th) anniversary of that date ("Initial Term"). If the FCC Rules should, at any time and from time to time, permit lease or use terms in excess of fifteen (15) years, then upon the expiration of the Initial Term, if Operator is not then in default under this Agreement, this Agreement will automatically renew for such number of additional terms of one (1) year each, as is permitted by the FCC (during the Initial Term or any Renewal Term), not to exceed a maximum term of thirty (30) years (each a "Renewal Term"); provided that this Agreement may be terminated by Operator at the expiration of the Initial Term or upon each Renewal Term, if Operator provides written notice to Licensee not less than ninety (90) days prior to the last day of the preceding term. The Initial Term together with all Renewal Terms shall be referred to as the "Term". The terms and conditions of this Agreement for each Renewal Term shall be identical to the terms and conditions for the Initial Term.

2.    ALLOCATION AND USE OF TRANSMISSION CAPACITY.

      a)    DISTRIBUTION OF CAPACITY PRIOR TO TWO WAY OPERATIONS.

            (i) Transition from Legacy Operations to Two-way Operations. The provisions of this SUBPARAGRAPH 2(a) shall be effective from the Effective Date until the date transitional operations provided for under this SUBPARAGRAPH 2(a) are discontinued, and the provisions of SUBPARAGRAPHS 2(c) THROUGH (p) shall be effective from the Start Date until the termination of this Agreement.

                  (1) Provision and Operation of Equipment. Promptly after the Effective Date, Operator, at its expense, shall procure and construct such equipment and facilities as are required to

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                        operate the ITFS Channels in accordance with the
                        Licenses, and for Licensee to continue such services as it last provided prior to the Effective Date, whether pursuant to any prior provision of the transmission capacity of the ITFS Channels (a "Prior Use Agreement") to a third party (a "Prior User") or otherwise, including program input and video equipment. Once constructed, Operator shall operate and maintain such equipment and all subscriber stations in service as of the Effective Date used in conjunction with Licensee's services, at Operator's expense, in accordance with PARAGRAPH 3 and in accordance with SUBPARAGRAPH 6(c) as though such subscriber response stations were Primary Response Stations. Operator also shall procure and shall bear all expenses under all site leases.

                  (2) Right to Buy and Use Legacy Equipment under Prior Use Agreement or Otherwise.

                        (A) To the extent that Licensee owns, or has the right to use or possess, as of the Effective Date and apart from any Prior Use Agreement, the whole or any portion of the transmission, hub site reception, response station, program input equipment or other equipment used to operate the ITFS Channels in the Market Area prior to the Effective Date (any such equipment referred to as "Licensee Legacy Equipment"), Licensee agrees to make such Licensee Legacy Equipment available to Operator, at no additional cost to Operator, for use in the provision of ITFS services contemplated under this SUBPARAGRAPH 2(a) to the extent Licensee is able to do so without violating the terms of any agreement creating such right to use or possess.

                        (B) If the Prior Use Agreement provides Licensee with a right existing on the Effective Date to purchase the whole or any portion of the transmission and/or hub site reception equipment used by the Prior User or equipment in replacement thereof (the "Prior User Legacy Equipment," together with the Licensee Legacy Equipment, the "Legacy Equipment"), Licensee shall either exercise such right (any such purchase, a "Licensee Purchase") or Licensee shall promptly give Operator notice that Licensee does not intend to exercise such right. Unless Operator intends to cause the Start Date to occur so early

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                              that Operator does not have a need to use such
                              Prior Use Legacy Equipment, if Licensee gives such notice, Operator shall tender to Licensee notice that Operator desires Licensee to exercise such right and Operator shall tender to Licensee such immediately available funds as are required to exercise and consummate such right by the date that is five (5) days (or if five days is not available, such reasonable time) before the time stated in the Prior Use Agreement by which Licensee must take any action to exercise such right of purchase (the "Equipment Notice Date"), and Licensee shall use commercially reasonable efforts, all at Operator's expense, to purchase such Prior User Legacy Equipment on behalf of Operator (an "Operator Purchase") in accordance with the terms of such purchase right; provided, however, Licensee shall not be required to, absent its consent (which consent will not be unreasonably withheld or delayed), and Licensee shall not without Operator's prior written consent, invoke judicial processes, invoke arbitral processes or take any other extraordinary action to require the Prior User's observance of such right. In the event that Licensee purchases the Prior User Legacy Equipment in accordance with this SUBPARAGRAPH 2(a)(i)(2)(B), the Prior User Legacy Equipment shall be used by Operator to commence operation or continue operation, as applicable, of the ITFS Channels in accordance with SUBPARAGRAPH 2(a)(i)(1). In the event of a Licensee Purchase, Licensee shall hold title in the Prior User Legacy Equipment, but Operator may use such equipment pursuant to the provisions of this SUBPARAGRAPH 2(a) and FCC Rules. In the event of an Operator Purchase) title shall be held by Operator and, if used to operate the ITFS Channels, such equipment shall be deemed leased to Licensee for One Dollar ($1.00) per year subject to the provisions of this SUBPARAGRAPH 2(a). If Operator does not provide notice that Operator desires Licensee to exercise such purchase right or fails to tender to Licensee such funds by the Equipment Notice Date, Licensee may purchase the whole or any part of the Prior Use Legacy Equipment free of any and all rights of Operator thereto, and Licensee may use such equipment for any purpose, provided, in the event of such purchase, Licensee shall promptly remove acquired Prior User Legacy Equipment from any Transmission site

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                              then being utilized by Operator to provide
                              transition services.

                        (C) If (x) the Prior Use Agreement provides Licensee with a right existing on the Effective Date to continue to use any of the Prior User Legacy Equipment, in lieu of or in addition to any right to purchase the same, or to otherwise occupy any one or more transmitter and/or hub reception sites for the ITFS Channels for any period after the expiration or termination of the Prior Use Agreement (a "Hold-over Right"), and (y) Operator shall tender to Licensee notice that Operator desires Licensee to exercise such right and Operator shall tender to Licensee such immediately available funds as are required to exercise and consummate such right by the date that is five (5) days before the time stated in the Prior Use Agreement by which Licensee must take any action to exercise the Hold-over Right (the "Hold-over Right Notice Date"), then Licensee shall use good faith efforts, all at Operator's expense, to exercise the Hold-over Right in accordance with the terms of such right; provided, however, Licensee shall not be required to, absent its consent, and Licensee shall not without Operator's prior written consent, invoke judicial processes, invoke arbitral processes or take any other extraordinary action to require the Prior User's observance of such right; provided, further, Licensee shall not be required to exercise such Hold-over Right if such Hold-over Right is not available or will be precluded because of the existence of this Agreement. In the event that periodic payments are required under the Prior Use Agreement in exchange for the Hold-over Right, Operator shall tender such payments to Licensee reasonably in advance of their due dates to allow Licensee to make such payments to the Prior User via U.S. mail, and if such payments are so tendered, Licensee shall timely make such payments. If the exercise of the Hold-over Right is an alternative, in whole or in part, to the exercise of any option to purchase the Prior User Legacy Equipment, then Operator may require Licensee to exercise the rights in this SUBPARAGRAPH 2(a)(i)(2)(C) to the extent that the exercise of such rights would not conflict with the exercise of the rights in SUBPARAGRAPH 2(a)(i)(2)(B).

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                        (D)   In the event that Licensee exercises the Hold-over
                              Right, Licensee may restrict Operator's access to the equipment at the Hold-over Right sites to the extent required by the permission under which Licensee continues to have access to such sites, but Licensee shall cooperate with Operator, at Operator's expense, to cause repair, maintenance and installation personnel to have access as is permissible to the site(s).

                        (E) Upon request by Operator, Licensee agrees to cooperate, at Operator's expense, with Operator in negotiations with a Prior User to obtain access to equipment or transmission sites on a transitional basis in order to minimize the costs of transition services provided by Operator pursuant to this SUBPARAGRAPH 2(a), consistent with any rights of Licensee described in this SUBPARAGRAPH 2(a).

                        (F) Subject to SUBPARAGRAPH 2(a)(i)(2)(D), Operator shall maintain, repair and replace any equipment operated pursuant to this SUBPARAGRAPH 2(a) as required for it to operate in accordance with manufacturers' specifications and FCC Rules.

            (ii) Within thirty (30) days of any request by Licensee, Operator shall cease using and shall return to Licensee such Licensee Legacy Equipment and Prior Use Legacy Equipment as requested by Licensee in such notice (the "Identified Legacy Equipment"). If the Identified Legacy Equipment is Prior User Legacy Equipment constituting an Operator Purchase, Licensee shall reimburse Operator the amount Operator actually paid the Prior User for such equipment, minus any depreciation accumulated during the period held by Operator for such equipment within sixty (60) days of Licensee's receipt of such equipment. The Identified Legacy Equipment shall be shipped by Operator to such domestic location as named in Licensee's notice and shall be delivered to Licensee in good operating condition subject to normal wear and tear. If the removal of such equipment would render any station operating on the ITFS Channels inoperable, in whole or part, Operator shall, at Operator's expense, replace such equipment on the day it is dismantled with comparable equipment that meets the requirements of FCC Rules and the applicable License.

            (iii) Distribution of Capacity Prior to Start Date. The full capacity of the ITFS Channels, including all associated response channels (if any), shall

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                  be allocated to Licensee from the Effective Date until the
                  Start Date, provided Licensee shall, upon request by Operator, permit Operator to enter into subleases of video excess capacity to third parties in conformity with FCC Rules in order to defray the costs of the analog transition services provided by Operator pursuant to this SUBPARAGRAPH 2(a). All proceeds from any such sublease shall be paid to and retained by Operator. To comply with FCC Rules in the event of such sublease, and in addition to such other requirements as may be imposed by the FCC for such subleasing, all of which requirements shall be satisfied by Operator at its sole expense, either (x) a full ITFS Channel shall be reserved to Licensee at the Primary Transmission Site during any such sublease if requested by Licensee (the "Full Channel Option") or (y) Licensee shall have reserved to Licensee such number of hours in a week on one ITFS Channel as equals the product of the number of ITFS Channels and twenty (20) (with such hours falling during those times when schools ordinarily are in session) (the "Partial Channel Option"). Operator, at its expense, shall transmit educational programming provided by Licensee for transmission over such ITFS Channel full-time, if the Full Channel Option is selected, or for the specified number of hours per week, if the Partial Channel Option is selected. Further, during any such sublease, if the Partial Channel Option is selected, Licensee shall have the unabridgeable right to recapture, subject to six (6) months' advance written notification by Licensee to Operator, an average of an additional twenty (20) hours per ITFS Channel per week. In the event that the sublease involves any Licensed Booster Station or Unlicensed Booster Station in addition to a Primary Transmission Site, Operator may sublease the entire capacity of such booster station but Licensee shall maintain the unabridgeable right to ready recapture at least forty (40) hours per ITFS Channel per week for Licensee's services.

            (iv) Digital Transition. Licensee shall cooperate with Operator's efforts to plan for, construct and test the System at Operator's expense prior to the Start Date, such cooperation including the limitation of legacy operations as reasonably requested by Operator for the purpose of System tests. Licensee and Operator shall cooperate so as to minimize the adverse impact on Licensee and its services of any such change in the facilities or operating on the ITFS Channels. Licensee shall be responsible for assisting its existing end users in connection with the transition to digital transmission, subject to Operator's obligations to provide equipment or services expressly provided in this Agreement.

      b)    OPERATOR'S DIGITAL NETWORK.

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            (i)   Subject to SUBPARAGRAPHS 3(b)(i) AND (ii), Operator will use reasonable efforts to prepare FCC applications for two-way facilities in the Market Area as soon as possible, subject to Operator's overall business development plans approved by the Board of Directors of Operator, or to the extent applicable, by the Board of Directors of Operator's ultimate parent, and consistent, to the extent reasonably achievable, with the educational objectives of Licensee which involve the System. Operator will use reasonable efforts to notify Licensee in writing at least ninety (90) days prior to its plans to begin developing two-way facilities in the Market Area, and to submit written updates to Licensee of any material changes to such plans, until such time that Operator has launched services to the public in the Market Area. Subject to SUBPARAGRAPH 3(b)(ii), the timing of such construction will be at Operator's discretion, provided the construction shall be consistent with the Licenses and FCC Rules.

            (ii) The Parties intend that the System of which the ITFS Channels will form a part will, subject to required FCC authorizations and FCC Rules, provide an array of services and functionalities selected by Operator in accordance with its business plan, as such business plan may evolve from time to time, and the Parties anticipate that the architecture of the System and its service set will evolve in accordance with technological developments and Operator's plan to employ technological developments in its business. Accordingly, it is the intention and the agreement of the Parties that this Agreement shall be understood and interpreted in an expansive fashion to adapt to such changes in technology, so as to give effect to the original intent of the Parties as closely as possible in order that the provisions hereof are given effect as originally contemplated to the greatest extent possible.

            (iii) Subject to SUBPARAGRAPH 3(b)(ii), at such time as Operator determines to construct a two-way system in the Market Area, Operator shall notify Licensee and consult with Licensee on the schedule. The date on which Operator commences digital commercial operations on any ITFS Channel authorized by special temporary or regular authority to Licensee in the Market Area shall be deemed to be the "Start Date."

      c) OPERATOR'S CAPACITY. Subject to FCC Rules, commencing on the Start Date, Licensee hereby provides to Operator all transmission capacity associated with the ITFS Channels ("Operator's Capacity"), other than such

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            capacity on the ITFS Channels as is allocated to Licensee's
            Educational Reservation under SUBPARAGRAPH 2(d).

      d)    LICENSEE'S EDUCATIONAL RESERVATION.

            (i) General. From the Start Date until the termination of this Agreement (the "Operational Period"), Operator shall reserve for Licensee's use in the System, at no expense to Licensee, five percent (5%) of the Total ITFS Throughput Rate at the time of determination, but in no event any less than the reservation required by FCC Rules ("Licensee's Educational Reservation"). Operator may cause the reservation of Licensee's Educational Reservation through any reasonable measures that effectively reserves Licensee's Education Reservation for Licensee and its users; provided, however, no such system shall impair Licensee's ability to effectively use the full amount of Licensee's Educational Reservation to provide services on the System equivalent to the generally prevailing quality, functions, speed and performance of services Operator provides to its other customers in the Market Area. Operator shall cooperate with Licensee in developing reasonable technical means and procedures to determine, at Operator's expense, when the usage of Licensee and Licensee's Permitted End Users taking service under Licensee's Education Reservation (each, a "Five Percent User" and, collectively, "Five Percent Users") exceeds Licensee's Educational Reservation, provided that any such procedures shall afford Licensee the opportunity to purchase additional capacity in accordance with the terms of this Agreement in lieu of accepting restrictions on usage. Licensee shall have the right to distribute activations associated with Licensee's Educational Reservation throughout the System in a geographically even or uneven fashion in Licensee's discretion, provided that in the event that activations of additional Five Percent Users in the area served by particular Transmission Equipment are not feasible due to the fact that the System has no further capacity in that geographical area, Operator shall not be obligated to permit such additional activations unless and until it is commercially reasonable to add capacity, as determined by Operator in its reasonable business judgment, based upon demand requirements, including those of Licensee. "Throughput" shall mean all data delivered to or received from the end user, measured in total bytes, net of overhead (such as forward error correction and framing). "Throughput Rate" shall mean the data rate delivered to or received from the end user, measured in bytes per second, net of overhead (such as forward error correction

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                  and framing). "ITFS Engineered Throughput Rate" shall mean the maximum uplink and downlink Throughput Rate achievable on any specific Transmission Equipment, measured in bytes per second, as installed in the Market Area. "Total ITFS Throughput Rate" shall mean the total of the ITFS Engineered Throughput Rates of all Transmission Equipment as installed in the Market Area. An example of the calculation of Total ITFS Throughput Rate and of Licensee's Educational Reservation is set forth on Exhibit C, page 1.

            (ii) The Parties understand and agree that the following method of effectuating Licensee's Educational Reservation set forth in this SUBPARAGRAPH 2(d)(ii) and SUBPARAGRAPHS 2(d)(iii), (iv) AND (v) is an acceptable interpretation of SUBPARAGRAPH 2(d)(i), for so long as Operator employs technology in the System to which the following method can be applied. In connection with Licensee's Educational Reservation, Licensee shall be entitled to activate Five Percent Users at any End User Throughput Rate then offered by Operator. "End User Throughput Rate" shall mean the sum of the ordered uplink and downlink Throughput Rates provided to an End User. For example, an Operator offering an ordered Throughput Rate of 128 kbps upload and 128 kbps download equals an End User Throughput Rate of 256 kbps. Licensee shall be permitted to activate Five Percent Users with combined End User Throughput Rates no greater than Licensee's Educational Reservation times the Oversubscription Level ("Licensee's Throughput Rate Entitlement"). "Oversubscription Level" means the number utilized by Operator in its network activation and planning activities in a Market Area that represents the number of customer activations at an End User Throughput Rate offered by Operator which Operator will permit for each increment of Engineered Throughput Rate. "Engineered Throughput Rate" shall mean the maximum uplink and downlink Throughput Rate achievable on any specific transmission or reception equipment in the System (other than backhaul equipment or CPE), measured in bytes per second, as installed in the Market Area. The Operator may change the Oversubscription Level from time to time in Operator's sole discretion based upon the data traffic generated by its customers. A sample calculation of Licensee's Throughput Rate Entitlement is shown in page 1 of Exhibit C. Licensee understands and acknowledges that the actual Throughput speed of a Permitted End User may be restricted from exceeding the ordered End User Throughput Rate by Operator's network technology and Customer Premises Equipment.

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            (iii) Licensee and Operator acknowledge that Operator's permitted
                  Oversubscription Level is based upon Operator's estimation of the actual total Throughput of its customers, and that actual total Throughput delivered to or received from Licensee's Five Percent Users in any calendar month ("Licensee's Throughput") may be less than or greater than such estimate, thereby allowing action with respect to Five Percent Users as set forth in clauses (iv) and (v). If Licensee desires to determine if such difference exists in any calendar month, Licensee shall request prior to the end of such calendar month (the "Target Month"), and Operator shall provide Licensee by the tenth (10th) day of the next calendar month, reports, consistent with System capabilities, listing Operator's permitted Oversubscription Level for the Target Month, Operator's calculation of the use of Licensee's Educational Reservation during the Target Month and each Five Percent User's actual usage in total bytes for the Target Month, separately stated for Peak Hours and Non-peak Hours (a "Utilization Report"). If Operator desires to determine if such difference exists in any calendar month, Operator shall prepare a Utilization Report for the Target Month and shall provide it to Licensee by the tenth (10th) day of the next calendar month. To determine if a Utilization Report for a calendar month indicates the right of Operator to require an adjustment under SUBPARAGRAPH 2(d)(iv) or the right of Licensee to require an adjustment under SUBPARAGRAPH 2(d)(v), Operator shall make the following calculations:

                  (1) The Operator shall calculate the amount of the adjustment that would be required for Peak Hours by:

                        (A) First, Operator shall determine, by measurement, Licensee's Throughput for the Target Month.

                        (B) Second, Operator shall multiply Licensee's Educational Reservation times the number of seconds during Peak Hours during the Target Month ("Peak Benchmark").

                        (C) Third, Operator shall divide Licensee's Throughput by the Peak Benchmark, and the resulting quotient shall be known as the Adjustment Ratio.

                        (D) Fourth, Operator shall divide the Licensee's Throughput Rate Entitlement by the Adjustment Ratio,

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                              and the quotient shall be known as the Adjusted
                              Licensee's Throughput Rate Entitlement.

                        (E) Fifth, Operator shall determine the reduction or increase to the Licensee's Throughput Rate Entitlement by subtracting the Licensee's Throughput Rate Entitlement from the Adjusted Licensee's Throughput Rate Entitlement ("Peak Adjustment Number"). If the result is a negative number, there is an Excess Usage Situation and if the result is a positive number, there may be an Underutilization Situation.

                  (2) For Non-peak Hours, Operator shall repeat the above five steps (A) through (E), with the following exceptions:
                        (1) the term Non-peak shall replace Peak; (2) in step
                        (B) multiply the number produced by the calculation in
                        (B) by three (3) so as to triple the Benchmark applicable to Non-peak Hours.

                  (3) "Peak Hours" shall mean periods generally specified by Operator for the System in its reasonable discretion based upon System users' traffic patterns (whether contiguous or in different periods of the day, that may vary by day) of greatest usage of the System, as specified by Operator in advance from time to time, provided that only one specification of Peak Hours may apply in any one (1) calendar month. "Non-peak Hours" shall mean, with respect to any calendar month, all hours which are not Peak Hours.

            (iv) If either the Non-peak Adjustment Number or the Peak Adjustment Number is negative for the Target Month (an "Excess Usage Situation"), Licensee at Operator's request shall adjust Licensee's Total Ordered Data Speeds downward by the lesser of such adjustment number so as to result in Licensee's Total Ordered Data Speeds for the second (2nd) calendar month following such Target Month being equal to or less than the Adjusted Licensee's Throughput Rate Entitlement. "Licensee's Total Ordered Data Speeds" shall mean the sum of the End User Throughput Rates for all Five Percent Users. This downward adjustment may be accomplished, at Licensee's option, by any combination of (x) converting Licensee-selected Five Percent Users to paying customers in accordance with the terms of the Licensee Service Contract, (y) reducing the ordered End User Throughput Rate of Licensee-selected Five Percent Users to a lower End User Throughput Rate then offered by Operator, or
                  (z) terminating the

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                  subscriptions of Licensee-selected Five Percent Users. License shall provide notice of its election no later than fifteen
                  (15) days after receipt of the Utilization Report, which notice shall specify the identity of the customers to be affected by its election, and the disposition of their activations. An example of an Excess Usage Situation and a sample reduction are set forth on Exhibit C, Page 3.

            (v) If both the Non-peak Adjustment Number and the Peak Adjustment Number are positive for the Target Month (an "Underutilization Situation"), Licensee may, in Licensee's discretion, instruct Operator to adjust Licensee's Total Ordered Data Speeds upward by the lower of such adjustment numbers to produce Licensee's Total Ordered Data Speeds for the second (2nd) calendar month following such Target Month. This permitted upward adjustment may be accomplished, at Licensee's option, by any combination of (x) adding Five Percent User activations or (y) increasing the ordered End User Throughput Rates of Licensee-selected Five Percent Users.

      e) Licensee's Wholesale Agreement, Reference Contract and Licensee Service Contract

            (i) Wholesale Agreement. Between ninety (90) and sixty (60) days prior to the initiation of service to the public in the Market Area with the ITFS Channels, Operator shall provide Licensee with a complete and, except for non-price and non-service information as would identify the customer or any proprietary technology of the customer, unredacted copy of each presently effective, non-duplicative Wholesale Agreement whereby Operator or any of its Affiliates offers any radio-based transmission service or service including radio-based transmission, either with or without other services and equipment, to third parties in the Market Area. As used herein, "Wholesale Agreement" means an agreement for the sale to third parties who are not Affiliates of Operator, on an arms length basis, of a package of wireless communications services to a third party reseller who packages such services and offers them on a retail basis without creating the services. In the event that there are no such Wholesale Agreements for the Market Area, Operator shall provide Licensee with Wholesale Agreements for a reasonable number of comparable market areas, if any, and such contracts shall be considered the Wholesale Agreement for the Market Area, provided Operator shall not be obligated to provide or offer contracts which Operator reasonably determines are not commercially reasonable or technically feasible in the Market Area. In the event that Licensee notifies Operator that Licensee may desire terms or conditions other than those which appear in such Wholesale Agreements, Licensee shall inform Operator and specify the general nature of the terms and conditions desired, and Operator shall provide Licensee with copies of Wholesale Agreements for areas other than the Market Area that provide Licensee with Licensee's desired terms and conditions, if any, provided Operator shall not be obligated to provide or offer contracts that Operator in its good faith judgment determines are not commercially reasonable or technically feasible in the Market Area. In the event that there are no Wholesale Agreements, the Parties shall in good faith negotiate the terms of a Wholesale Agreement for services that contain the discounts for Licensee's Intermediate Capacity and Excess Capacity as defined below, and including terms and conditions that take into consideration all other provisions contained herein that govern Licensee's provision of services in the Market Area. "Affiliate" means an entity that controls, is controlled by or is under common control with the subject entity or entities.

            (ii) Reference Contract. Licensee shall be entitled to select any Wholesale Agreement to serve as the basis for its contract with Operator for any activation of Licensee's Educational Reservation, Licensee's Intermediate Capacity and Excess Capacity (a "Reference Contract"), and Operator and Licensee shall be obligated to accept all terms, conditions, rights and obligations associated with such contract, including, without limitation, terms related to price, term, volume commitment, and service levels, except (w) that the terms for the provision of Customer Premises Equipment shall be in accordance with PARAGRAPH 6 hereof; (x) that the price paid by Licensee for services associated with Licensee's Educational Reservation shall be zero, the price paid for Licensee's Intermediate Capacity shall be governed by SUBPARAGRAPH 2(f)(i), and the price paid for Excess Capacity shall be governed by SUBPARAGRAPH 2(f)(ii); (y) the provisions of Subparagraph 2(h) shall govern Enhanced Features, Network Management Services, Internet Transit for Five Percent Users and Collocation, and (z) to the extent that any provision of this Agreement contradicts any provision or requirement of such Reference Contract, the applicable provision of this Agreement shall control and shall be incorporated into such Reference Contract to the extent required to eliminate such contradiction.

            (iii) Licensee Service Contract. Upon selection of a Reference
                  Contract pursuant to SUBPARAGRAPH 2(e)(ii), Licensee shall notify Operator and immediately thereafter, Licensee and Operator shall cooperate in good faith to diligently and expeditiously execute and deliver an agreement on the terms and conditions of the Reference Contract as modified by SUBPARAGRAPH 2(e)(ii) (each, a "Licensee Service Contract"). Pending the execution and delivery of a Licensee Service Contract, Operator shall provide service to Licensee under the terms of the Reference Contract subject to the provisions of SUBPARAGRAPH (2)(e)(ii). Upon the expiration of one year following the date of execution of the first Licensee Service Contract, or upon the expiration or termination of any subsequent Licensee Service Contract in accordance with its terms, Licensee shall be entitled to select a replacement contract in accordance with the provisions of SUBPARAGRAPH 2(e)(i) AND (ii). Accordingly, in the event that Licensee notifies Operator of Licensee's desire to execute a new agreement to replace the first Licensee Service Contract, Operator shall repeat the Customer Contract delivery, review, and Reference Contract selection process described in Subparagraphs 2(e)(i) and (ii) provided
                  (x) Operator shall not be obligated to provide contracts from other Market Areas if Operator is able to deliver at least six
                  (6) sample contracts to Licensee from the Market Area subject to this Agreement, (y) the delivered sample contracts shall be those in effect at the time of Licensee's notice and (z) the time for completion of the Initial Delivery shall be thirty
                  (30) days after Licensee's notice. In this event, the existing agreement between Operator and Licensee shall remain in effect until superceded by a new agreement.

      f)    LICENSEE'S ADDITIONAL CAPACITY RIGHTS.

            (i) Licensee's Right to Purchase Intermediate Capacity. In addition to Licensee's Educational Reservation, Licensee may during the Operational Period purchase additional transmission capacity on the System from Operator in an amount up to double the amount of Licensee's Educational Reservation ("Licensee's Intermediate Capacity"). The terms of the Licensee Service Contract then in effect shall govern the provision and use of Licensee's Intermediate Capacity except that the price paid by Licensee for each activation of Licensee's Intermediate Capacity shall be set at (1)(A) if Operator sells transmission capacity to wholesale customers in the Market Area, eighty-five percent (85%) of the "Wholesale Price" which shall be the lowest wholesale price generally made available by Operator to its wholesale customers (who are not Affiliates of Operator) for the Market Area, or (B) if Operator does not sell transmission capacity on a wholesale basis in the Market Area, seventy percent (70%) of the "Retail Price" which shall be the lowest retail price generally made available by Operator to its retail customers in the Market Area, excluding promotional pricing that is offered for a period of less than four (4) months, plus (2) only those taxes Operator is required by law to collect from Licensee, such as sales taxes. The Wholesale Price shall include the value of all cash and non-cash consideration received by Operator and its Affiliates, including all tangible and intangible benefits accruing to Operator and its Affiliates as a result of the business relationship between Operator and the wholesale customer, as reasonably determined by Operator in good faith. For example, non-cash consideration that would be considered in determining the Wholesale Price would include, but not be limited to, the value of equity issued to or received from the wholesale customer, the value of a customer base made available to Operator and the value of spectrum made available to Operator.

            (ii) Licensee's Right to Purchase Excess Capacity. During the Operational Period, Licensee may purchase additional transmission capacity on the System in an amount equal to the Intermediate Capacity ("Excess Capacity"). The terms of the Licensee Service Contract then in effect shall govern the provision and use of such Excess Capacity; provided, however, that (x) the price paid by Licensee for each activation of the Excess Capacity shall be set at (1)(A) if Operator sells transmission capacity to wholesale customers in the Market Area, the Wholesale Price, or (B) if Operator does not sell transmission capacity on a wholesale basis in the Market Area, eighty percent (80%) of the Retail Price, plus (2) only those taxes Operator is required by law to collect from Licensee, such as sales taxes); and (y) Operator may defer its provision of Excess Capacity to Licensee by providing notice to Licensee to the extent that Operator's then-existing use of Operator's Capacity (determined by the Oversubscription Level) would be curtailed by meeting Licensee's request for Excess Capacity. Such notice (a "Deferral Notice"), to be effective, shall state with specificity reasons for the deferral, shall state its maximum duration (which may not be in excess of three hundred and sixty-five (365) days), shall state the projected delivery date of portions of the Excess Capacity, if any, during the deferral period (including the size of the portions), and shall be delivered to Licensee within fifteen
                  (15) days after Licensee's delivery of its request for Excess Capacity to Operator. If Licensee, following receipt of the Deferral

                  Notice, still wishes to purchase the Excess Capacity after reviewing such schedule, Licensee shall agree to accept and pay for such Excess Capacity upon delivery, except that Licensee may specify the dates for the provision of service, which dates shall be no later than thirty (30) days after the delivery date(s) set forth in such Deferral Notice. Delivery dates specified in accordance with this SUBPARAGRAPH shall form a part of the Licensee Service Contract then in effect between Licensee and Operator for such Excess Capacity order.

            (iii) Operator shall inform Licensee promptly after Operator becomes aware that Licensee has used all of Licensee's Intermediate Capacity or Excess Capacity.

      g)    PROVISION OF BASIC SERVICES.

            (i) Operator agrees to provide free of charge to each Five Percent User, for each category of service used by such Five Percent User, all services, capabilities and functionalities, and any access to facilities that Operator and/or its Affiliates ("Operator's Group") provides at no separately stated additional charge to customers who subscribe to Operator's basic package of services for such category generally available at the time to customers in the Market Area, as such basic package(s) of services shall be modified by Operator from time to time (each, a "Basic Feature"). "Affiliate" means an entity that controls, is controlled by or is under common control with the subject entity or entities.

            (ii) Licensee shall have the right to make reasonable requests for information from Operator in order to verify the contents and basis of Operator's selection of any basic package of services offered to Licensee pursuant to SUBPARAGRAPH 2(g)(i) and Operator shall provide such information promptly. In the event that Licensee believes that any such package offered by Operator to Licensee pursuant to SUBPARAGRAPH 2(g)(i) is not a bona fide basic services offering, Licensee shall provide written notice to Operator. The Parties shall thereafter consult in good faith for no more than thirty (30) days in order to address Licensee's claim, during which time Operator shall give Licensee access to information in the possession of Operator or any of its Affiliates in the Market Area that is relevant to the issue. If the Parties are unable to reach agreement following such consultation, Licensee and a representative of Operator's management shall present their respective positions in writing to the other Party within thirty (30) additional days. Following the submission of written positions, the parties shall consult in good faith for a period of fifteen (15) additional days to resolve these issues.

            (iii) If Licensee and Operator have not reached a mutually acceptable agreement with respect to an appropriate basic service package following completion of the dispute resolution procedures set forth in SUBPARAGRAPH 2(g)(ii), the issue shall be submitted for resolution pursuant to the Baseball Arbitration procedures provided for in PARAGRAPH 14 hereof, as modified by this SUBPARAGRAPH 2(g)(iii). Each Party shall submit a service package then offered by Operator for consideration by the Arbitrator. The Arbitrator in any such proceeding shall select the basic service package in the Market Area the Arbitrator determines to be the bona fide Basic Feature offering of Operator for the applicable category of service, in light of the following criteria (the "Basic Service Criteria"): (1) whether the offering is commonly available and utilized by subscribers to carriers of comparable size in comparable markets; (y) whether it is consistent with the basic service offerings of competitive carriers of comparable size in terms of price and included services, capabilities, functionalities, and access to facilities. Licensee shall not be entitled to once again invoke the dispute resolution procedures set forth in this SUBPARAGRAPH 2(g) until one (1) year after the conclusion of any arbitration proceeding under this SUBPARAGRAPH 2(g).

      h)    ADDITIONAL OPERATOR-PROVIDED SERVICES AND FACILITIES.

            (i) In addition to Basic Features, Operator agrees to provide to Five Percent Users all services, capabilities and functionalities, and any access to facilities that any member of Operator's Group makes generally available at the time to customers in the Market Area for which Operator imposes a separate charge (each such service, capability and functionality and access to facilities, other than Network Management Services, Internet Transit and Collocation, is referred to as an "Enhanced Feature"), and only for so long as Operator makes such Enhanced Feature generally available, at a price equal to (x) for the period of one year after an Enhanced Feature is made generally available to customers in the Market Area, ninety percent (90%) of the average price (plus only taxes Operator is required by law to collect from Permitted End Users, such as sales taxes) then charged to customers taking such Enhanced Feature in the Market Area for comparable orders of capacity, excluding introductory offers of temporary duration; and (y) at any time after the expiration of the period of one year after an Enhanced Feature is made generally available to customers in the Market Area, eighty-five percent (85%) of the average price (plus only taxes Operator is required by law to collect from Permitted End Users, such as sales taxes) then charged to customers taking such Enhanced Feature in the Market Area for comparable orders of capacity, excluding introductory offers of temporary duration. If Operator intends to cease offering an Enhanced Feature, Operator shall give Licensee at least such notice of discontinuance of such Enhanced Feature as it provides generally to its customers who receive the particular Enhanced Service. In the event that a dispute is pending under SUBPARAGRAPH 2(g)(ii) OR (iii) as to whether any service, capability, functionality or access to facilities is a Basic Feature, Licensee may nonetheless take such disputed feature during the pendency of such dispute in accordance with the ordering and payment provisions of this SUBPARAGRAPH 2(h)(i) and, if the dispute is ultimately resolved in Licensee's favor, Operator shall refund the payments made for such feature.

            (ii) Operator shall periodically advise Licensee of new features and functionalities of the System so as to allow Licensee to better and more efficiently employ Licensee's Educational Reservation in its educational mission and in service of the needs and desires of Licensee's students and other Permitted End Users.

            (iii) Operator shall make available to Licensee free of charge all generally available comparable wireless carrier back-office functionality, including trouble-reporting, fault isolation, network management and other similar services, functions and reporting performed by Operator's network operations center ("Network Management Services") that Operator provides at no separately stated charge to any wholesale customers of Operator in the Market Area or, if there is a charge for such services to such wholesale customers, Operator shall provide each such service for which there is a charge at Operator's generally applicable charge. In the event that Operator has no wholesale customers in the Market Area, Operator shall make available to Licensee free of charge the Network Management Services that Operator customarily provides at no separately stated charge to wholesale customers of Operator in other comparable Market Areas where Operator has wholesale customers. If Operator has no wholesale customers in any of its Market Areas, then Operator shall provide Licensee with such Network Management Services as are commonly and customarily provided by comparable wireless carriers to their wholesale customers at no additional charge.

            (iv) Operator shall provide to Licensee, at Operator's expense, Internet Transit ("Internet Transit") for all Internet-bound traffic generated by Five Percent Users at data speeds for each such customer that are not less than those provided to Operator's other customers who receive a service comparable in data speed to that of the Five Percent User.

            (v) Operator shall offer Collocation to Licensee in accordance with all applicable terms and conditions directly related to Operator's offering, if any, of Collocation to any other customer of Operator in the Market Area, as selected by Licensee (the "Collocation Reference Contract"), at such Collocation points, if any, that Operator makes available to any such customer, provided Operator shall not be obligated to provide Collocation in any circumstance where such Collocation is not practical for technical reasons or because of space limitations. "Collocation" means an arrangement whereby Licensee's facilities are terminated in Operator equipment (x) necessary to interconnect with Operator's network or facilities and (y) that is installed and maintained at the premises of Operator, and shall include rack space to the extent provided by Operator. Collocation shall consist of physical collocation only, in which Licensee is responsible for installing and maintaining its own equipment in Operator's premises. If more than one Collocation arrangement is made available to Operator's customers in a Market Area, Licensee may select one such offering, subject to all applicable terms and conditions directly related to such offering. Licensee shall be responsible for all government approvals associated with any collocation offering, including, but not limited to, local zoning and/or building permits required for such Collocation, and Operator shall use reasonable efforts to assist Licensee in Licensee's efforts to obtain such governmental approvals. At Licensee's request, Operator shall also use reasonable efforts to obtain roof access rights for Licensee to install and maintain a satellite dish at a Collocation site, provided the acquisition of such roof rights shall not interfere with the roof access needs of Operator. Licensee and Operator shall execute an agreement governing the Collocation arrangement on the material terms of the portions of the Collocation Reference Contract that relate to Collocation. In the event that Operator does not provide Collocation, Operator shall, upon written request by Licensee, provide to Licensee a service proposal setting forth the price, term, location, service levels and other terms and conditions under which Operator will provide Collocation, which such price, term, location, service levels, time to make Collocation available, access of Licensee to Operator's premises, and other terms and conditions shall be reasonable in all respects. Operator shall be entitled to quote a price in any such service proposal which provides operating profit margins and recovery of related capital expenditures comparable to those received by Operator on its other services in the Market Area. If utilization of Collocation by Licensee requires interconnection of Licensee equipment or facilities with equipment or facilities of Operator, any such collocation arrangement shall also be subject to the requirements of SUBPARAGRAPH 2(k)(ii). Operator shall provide such a service proposal within thirty (30) days of receipt of Licensee's request and shall negotiate in good faith with Licensee to the end of reaching agreement for such Collocation on mutually agreeable terms in a reasonably expeditious time frame.

      i) SYSTEM-WIDE SCOPE OF LICENSEE'S EDUCATIONAL RESERVATION AND LICENSEE'S INTERMEDIATE CAPACITY. Subject to the overall limitations provided for herein, Licensee's Educational Reservation, Licensee's Intermediate Capacity and Excess Capacity shall be available, as provided herein, throughout the ITFS Channels, including any Transmission Equipment or unlicensed spectrum, MDS channel and ITFS channel transmitters and receivers (other than those used exclusively as Customer Premises Equipment at the premises of Operator's other customers), and shall include adequate backhaul and access to radio-carried response (return path) capacity, to the extent that radio-carried response (return path) capability is then made available by Operator, as desired by Licensee to use Licensee's Educational Reservation, Licensee's Intermediate Capacity and Excess Capacity.

      j) SPECTRUM USE. Subject to the receipt of any necessary authorization of the FCC and FCC Rules, Operator's Capacity may be transmitted in such transmission formats or protocols as Operator may select from time to time. To the extent it is technically feasible, and Licensee elects not to use the transmission formats or protocols then used by Operator for Operator's Capacity, transmissions by Licensee and its Permitted End Users in the System shall be in a format or protocol and shall be limited to signals having formats, waveform transmission characteristics and emissions as will not interfere with systems then used or future systems when used by Operator in the System elements or sub-elements carrying such traffic.

      k)    INTERCONNECTION AND INTERNET ACCESS.

            (i) Operator acknowledges that Licensee may require access, not otherwise provided pursuant to this Agreement, to Internet points of presence (including, for example, Internet Network Access Points) for the transmission of Internet traffic. Operator shall, upon written request by Licensee specifying the nature of the connection desired, the location of the desired connection and Licensee's proposed monetary commitment, provide to Licensee a service proposal setting forth the price, term, location, service levels and other terms and conditions under which Operator will provide such connection, which such price, term, location, service levels, time to make such connection available, access of Licensee to Operator's premises, peering arrangements, if available, and other terms and conditions shall be reasonable in all respects and, with respect to pricing, may be priced to provide operating profit margins and recovery of related capital expenditures comparable to those earned by Operator on its services in the Market Area generally.

            (ii) With respect to any Internet connections provided to Licensee pursuant to SUBPARAGRAPH 2(k)(i), or in the event that Licensee requires the connection of any equipment or facilities supplied by Licensee to the facilities or equipment of Operator in order to provide the services contemplated by this Agreement to its Permitted End Users, and no other provision of this Agreement or the applicable Licensee Service Contract provides for the same, Operator and Licensee shall cooperate in good faith to provide for such interconnection through then available industry standard interfaces at such points of interconnection as Operator determines in its good faith judgment to be commercially reasonable. Operator's obligation to provide any such interconnection is expressly conditioned upon (i) the Parties' reaching prior written agreement on routing, appropriate sizing and forecasting, equipment, ordering, provisioning, maintenance, repair, testing, augmentation, peering arrangements, if available, reasonable compensation procedures and arrangements for establishing and maintaining any interconnection arrangements, reasonable distance limitations, and on any other arrangements necessary to implement such interconnection and (ii) such other appropriate protections as reasonably deemed necessary by either Party. Any such arrangement shall be priced to provide gross margins comparable to Operator's gross margins on its services in the Market Area generally. In the event the Parties agree to any such interconnection arrangement, Licensee agrees to bear all expenses associated with the purchase of facilities, equipment, materials, circuits or services necessary to facilitate and maintain any such interconnection arrangement on Licensee's side of the interconnection point.

      l) USE OF LICENSEE'S EDUCATIONAL RESERVATION AND LICENSEE'S ADDITIONAL CAPACITY. The Parties recognize that Licensee may sell or otherwise provide directly to nonprofit accredited and unaccredited educational institutions and other similar nonprofit institutions and their members (including Licensee and its Affiliates, "Permitted End Users") services utilizing the System. Licensee agrees that it shall utilize any capacity provided for under this Agreement for the provision or sale of service directly to Permitted End Users (such uses constituting "Permitted Uses"). Licensee acknowledges and agrees that sale to resellers of communications services is not a Permitted Use, and that Licensee shall provide Permitted End Users only under contract that prohibits Permitted End Users from reselling service or otherwise providing capacity to any third party; provided, however, nothing contained herein shall prohibit the sale of communication services by a Permitted End User directly to any individual to whom such Permitted End User provides educational services utilizing such communications services on a not for profit basis in the ordinary course of its business, to its employees or to students enrolled in the educational offerings of such Permitted End User.

      m) IMPLEMENTATION OF CHANGES TO OPERATOR'S DIGITAL SYSTEM. Operator shall provide notice equal to the notice provided to its other customers in the Market Area of any changes in the System (each, a "System Change") that could impair the performance or functionality of Licensee or Permitted End Users' equipment using the System. All Operator replacements and upgrades shall be scheduled and completed so as to cause no more disruption to Licensee or its Permitted End Users than the System Change causes to Operator and its other customers. Further, Operator shall consult with Licensee reasonably in advance of the implementation of any System Change so that Licensee may assess the potential effects of proposed System Change on Licensee and its Permitted End Users, and Operator shall cooperate with Licensee to minimize the disruption caused by System Changes to Licensee and Licensee's Permitted End Users. Operator, at its expense, shall take such steps and make such equipment, software and services and infrastructure changes to Standard Customer Packages at the Primary Response Station Sites and Additional Standard Customer Packages as necessary or appropriate in the event of a System Change in equipment or software affecting such a station, including replacing the equipment and/or software of such station; and as necessary, reorienting or modifying the transceiver antennas at such response station (return path) sites if any such site experiences or would experience a material degradation in signal reception quality or transmission capability as a result of any relocation of or other changes to any associated Transmission Equipment, or change in the backhaul or communications systems used for interconnecting the System to facilities not a part of the System.

      n) AVAILABILITY OF SERVICE. Provision of service by Operator to Licensee and Permitted End Users at any location is subject to System capabilities and the ability to establish an adequate radio link given topography, terrain, location and other factors to the Permitted End User. Operator shall provide Licensee free of charge with access to Operator's pre-qualification system, if any, applied generally by Operator in the Market Area to confirm service availability. Operator shall confirm service availability to a Permitted End User with such system prior to installation.

      o) OPERATOR CONFIRMATION OF COMPLIANCE. Upon written request by Licensee no more than twice annually, Operator shall confirm in writing that any service, facility or feature required to be provided to Licensee in accordance with prices, terms or conditions provided to other customers of Operator are being provided in accordance with such prices, terms or conditions.

      p) ACTIVATIONS AND DEACTIVATIONS OF LICENSEE'S SERVICES. Operator shall activate and deactivate, as requested by Licensee, Licensee's services on the System to Licensee and Permitted End Users consistent with the time frames Operator activates and deactivates similar services to its customers.

      q) DETERMINATIONS WHEN CAPACITY SUBLEASED. Operator and Licensee acknowledge that portions of this Agreement describe Licensee's access to capacity, services and equipment by reference to access to the same Operator provides to its other customers, but that Operator may have subleased Operator's Capacity and therefor may not serve end-users directly. In those instances in which Operator does not serve end-users (not considering service by a reseller to itself), Operator's customers shall be deemed to be the end-users of the ITFS Channels' capacity and Operator shall obtain such information from the reseller or sublessee having the direct relationship with the end-user as is required to determine Licensee's access to such capacity, services and equipment.

      r) PREEMPTION BY GOVERNMENTAL AUTHORITY. In the event that the FCC, or any other governmental entity having authority or apparent authority to so order, orders the cessation or curtailment of operations of any one or more of the ITFS Channels because of the existence of exigent or unusual circumstances, or as a part of the FCC's or any other governmental agency's efforts to control, isolate, detect or eliminate interference or real or potential harm from any of the Transmission Equipment or related equipment or operations, Operator shall comply with such order within the time frame specified in such order.

3.    TRANSMISSION SITES AND FACILITIES.

      a) SYSTEM PARAMETERS. During the Operational Period, Operator shall purchase and maintain, at Operator's expense, all equipment necessary to operate the System in accordance with the terms of this Agreement and the Licenses.

            (i) The current primary transmission site(s) of Licensee's ITFS Channels are identified in Exhibit A (as such sites may be changed from time to time, the "Primary Transmission Sites"). During the Operational Period, Operator shall purchase at Operator's expense and lease to Licensee all equipment located at Primary Transmission Sites which regularly operates on the ITFS Channels (the "Primary Transmission Equipment"). Subject to PARAGRAPH 26, Operator shall maintain and operate the Primary Transmission Equipment during the Term of this Agreement solely at its expense.

            (ii) During the Operational Period, if any of the ITFS Channels regularly is transmitted at Operator's request by an FCC-licensed booster station (a "Licensed Booster Station"), Operator shall purchase and maintain, at Operator's expense, and lease to Licensee the equipment associated with such Licensed Booster Station to transmit each ITFS Channel in the System then-authorized to Licensee (the "High Power Booster Station Equipment"). When, during the Operational Period, any of the ITFS Channels is regularly transmitted at Operator's request by a Licensed Booster Station that does not require an FCC license ("Unlicensed Booster Station"), Operator shall lease to Licensee the equipment associated with such Unlicensed Booster Station to transmit the ITFS Channel ("Low Power Booster Station Equipment").

            (iii) During the Operational Period, Operator shall supply Licensee with the right, at Operator's expense, to use the signal processing equipment and associated software, if any, that processes the signal(s) transmitted over transmission capacity then allocated or provided to Licensee under PARAGRAPH 2.

            (iv) During the Operational Period, Operator shall supply Licensee with a right to use, at no expense to Licensee, all reception equipment at each Unlicensed Booster Station regularly transmitting and/or receiving an ITFS Channel.

            (v) During the Operational Period, Operator shall purchase and maintain, at Operator's expense, and lease to Licensee, all hub receive site receiving equipment ("Hub Receive Equipment") tuned or regularly used to receive any ITFS Channel at any hub receive site ("Hub Receive Site").

            (vi) During the Operational Period, Operator shall purchase, maintain and replace for Licensee, at Operator's expense, and shall supply Licensee with the right to use, the shared radio frequency equipment at each Primary Transmission Site (the "Common Equipment"), at each Licensed Booster Station site and at each Hub Receive Site, including antenna and wave guide, if any. During the Operational Period, Operator shall supply Licensee with a right to use, at no expense to Licensee, the equivalent equipment at each Unlicensed Booster Station site transmitting and Hub Receive Site regularly receiving an ITFS Channel to the extent necessary to transmit or receive such ITFS Channel during the Operational Period.

            (vii) Any and all leases provided for in this SUBPARAGRAPH 2(a)
                  shall be subordinate to any lien, security interest or other rights of any secured lender or other secured party providing financing to Operator or to any Affiliate of Operator.

            (viii) All equipment and software leased or otherwise provided to
                  Licensee pursuant to SUBPARAGRAPHS 2(a)(i)-(vii) shall be leased or otherwise provided for the sum of One Dollar ($1.00) per year. To the extent that any such equipment also operates on frequencies licensed to another FCC licensee, the lease provided herein shall be subject to the grant of a similar lease or use right to any such licensee.

            (ix) All equipment provided for in this SUBPARAGRAPH 2(a) shall be installed, maintained and operated by Operator in compliance with FCC Rules.

            (x) For purposes of this Agreement, any and all Primary Transmission Equipment, High Power Booster Station Equipment, if any, Low Power Booster Station Equipment, if any, Hub Receive Equipment, if any, Common Equipment, any related software, and any other transmission and/or reception equipment operating on the ITFS Channels in the Market Area, as such equipment may be modified, replaced, or upgraded by Operator from time to time, but not including response stations (return path) or other transmission and/or reception equipment located and operated at the premises of Licensee, a Permitted End User, or a customer of Operator (each, an "End User") for the transmission or reception of communications by any such End User and not for relay purposes, shall be referred to as "Transmission Equipment." Response stations (return path) or other transmission and/or reception equipment located and operated at the premises of an End User, for the transmission or reception of communications by any such End User and not for relay purposes shall be referred to as "Customer Premises Equipment". Consistent with SUBPARAGRAPH 2(b)(ii), the parties understand and agree that references in this Agreement to System elements and components (for example, Hub Receive Sites) shall not be construed to create an obligation on the part of Operator to utilize a particular network architecture, or to utilize any particular network equipment or components other than those selected by Operator in its business judgment from time to time, consistent with this Agreement (including SUBPARAGRAPH 2(b) AND 3(c)) and FCC Rules.

      b)    STATION MODIFICATIONS.

            (i) From time to time, but subject to Licensee's consent (which consent will not be unreasonably delayed or withheld), Operator may determine that it desires Licensee to seek FCC approvals required to modify the use of the ITFS Channel(s) or that additional FCC authorizations are necessary or convenient for the use of the ITFS Channel(s). Examples of such modifications and/or authorizations include, but are not limited to, changing the authorized digital emission(s) of the ITFS Channel(s), changing their transmission power, or reconfiguring, adding or relocating Transmission Equipment. In such event, Operator shall inform and consult with Licensee regarding any such proposed modification or authorization, and provide Licensee with such engineering studies and technical information as Licensee may reasonably request to determine whether Licensee shall consent to the modification. Licensee shall not unreasonably withhold its consent to any such modification or new authorization. Licensee agrees to utilize reasonable best efforts to review and process information and materials provided by Operator in connection with any application and to respond to Operator in a commercially reasonable and timely manner. If such consent shall be given in writing and following Licensee's receipt from Operator of such FCC applications for authorization of such modification or grant of such additional authorization in form and substance reasonably acceptable to Licensee, Licensee shall complete such applications and shall file such applications at the FCC no later than the later of ten (10) days after Licensee's receipt of such applications and the first date that the FCC accepts that type of application. Following such filing, Licensee shall use its reasonable best efforts to cause the grant of any such application by the FCC, and shall file such supplements, amendments, documents or reports as may reasonably be requested for grant of such application or authorization. Operator shall, pursuant to PARAGRAPH 5, reimburse Licensee's Expenses for the preparation, analysis, review, filing and prosecution of each application or filing made by Licensee, including appeals of partially or fully adverse actions, undertaken to seek authorizations and licenses to implement such Operator proposals.

            (ii) Operator, at its expense, shall construct the facilities used to operate or receive the ITFS Channels before the end of the construction period stated in the modification or additional authorization (as such may thereafter be extended). Operator and Licensee shall cooperate so as to complete construction in accordance with Operator's reasonable schedule and plans. In the event that unforeseen business circumstances make it unduly burdensome or impractical for Operator to complete construction of two-way facilities following initial authorization within the FCC-specified construction period, Licensee agrees to cooperate in the filing and prosecution of such extension requests as Operator may reasonably request to extend the construction period for a reasonable period beyond the circumstances, provided Licensee shall not be obliged to seek any such extension to the extent that Licensee reasonably believes that the FCC will not grant the proposed extension.

            (iii) The Parties agree that it is in their mutual best interest, and that of each of their customers, to prevent and limit interference to operations the operators on the ITFS Channels. The Parties further recognize that the grant and receipt of interference consents may be necessary to construct and operate the System efficiently and to comply with FCC Rules requiring cooperative resolution of interference issues. Subject to such Licensee control as is required by the FCC, Licensee and Operator agree to cooperate in good faith to consider the terms under which Licensee may provide interference consents in any particular situation in order to maximize Operator's ability to efficiently engineer its Transmission Equipment during the Operational Period while protecting Licensee's independent interests in preserving the viability of operations on the ITFS Channels and the protection of the reception of the ITFS Channels from interference. To promote this process, Licensee and Operator shall use reasonable best efforts to promptly make available to each other all information in their possession reasonably necessary or appropriate to inform the Parties' consideration of proposed interference consents. Operator shall perform necessary work on behalf of Licensee, at Operator's expense, required to implement such agreements or consents. Licensee shall not use a demand for monetary compensation, other than the reimbursement of Licensee's expenses of negotiation and compliance, as a reason not to enter into any interference consent agreement. Without limiting the foregoing, Licensee and Operator shall use their respective reasonable best efforts to maximize protection of the ITFS Channels from interference and the foreclosure of service to the Market Area, including, without limitation, by making FCC filings in opposition to third party applications, consistent with FCC Rules and the Parties' contractual and legal obligations.

      c) EFFORTS TO SECURE SPECIAL TEMPORARY AUTHORIZATIONS. Promptly after Operator's request, Licensee shall apply to the FCC for special temporary authorization or developmental authorization ("STA") to operate the ITFS Channels in such configuration or configurations as Licensee may reasonably accept for such temporary period. Such STA application shall be in form and substance reasonably acceptable to Licensee and Operator. Operator is authorized to operate the ITFS Channels in accordance with the STA and this Agreement. Licensee shall use commercially reasonable efforts to keep such STA in full force and effect to the extent the FCC shall allow by taking such actions as are required to do so, including applying to the FCC to renew and extend such STA, until such time as the FCC shall have granted Licensee regular authorization to operate the ITFS Channels. Operator shall, pursuant to PARAGRAPH 5, reimburse Licensee's Expenses for the preparation, filing and prosecution of each such application or filing.

      d) SITE LEASES. Operator shall negotiate all site leases for locations where Transmission Equipment is operated and Operator shall be the lessee thereunder. Operator shall pay the full cost of such leases (including all rental, reimbursements and pass-throughs). Operator agrees to cooperate with Licensee and to use reasonable best efforts to assist Licensee, when requested by Licensee, upon the expiration of any master site lease or other site leases covering such sites, in obtaining the rights to utilize or lease any site utilized by Operator, following the expiration or termination of this Agreement, provided Licensee shall pay any increase in rent resulting from the grant of any such rights. Operator shall not be required to accept adverse conditions in order to obtain any such rights for Licensee and, except to the extent Licensee's occupation of a site is pursuant to PARAGRAPH 9, Licensee shall bear the site rent for the period of its occupancy of a site after the expiration or termination of this Agreement. To the extent that Operator has the right to grant any such rights to Licensee under an existing lease, Operator shall do so.

      e) STATION IDENTIFICATION. During the Term, Operator shall cause the Transmission Equipment to transmit any identification information to the extent required by the FCC, and in such form or forms as the FCC may then require. If the FCC shall require any response station (return path) provided by Operator to transmit any identification information, Operator at its expense shall take such steps as required to comply with such FCC requirement.

      f) INSTALLATION OF RESPONSE STATIONS AND TRANSMISSION EQUIPMENT. Operator shall construct and install all Transmission Equipment and response station (return path) equipment in accordance with FCC Rules, including such procedures then-required by the FCC (such as professional installation and advanced notice to licensees of ITFS receivers near the proposed response station site), and the orders of the Occupational Safety and Health Administration (including any previous or future successor to its powers and functions, "OSHA") and OSHA regulations.

4.    FEES.

      a) ROYALTY FEES GENERALLY. Commencing on December 1, 2003, Operator shall pay to Licensee monthly royalty fees equal to $0.09 per CPOP, calculated on a net present value basis, as a thirty (30) year annuity discounted at ten percent (10%) and growing at a three percent (3%) annual growth rate split into twelve (12) payments per year as reflected on Schedule 4(a).

      b)    FAIR MARKET VALUE ROYALTY FEES.

            (i) Within sixty (60) days following a Decoupling Event (as defined below), Licensee may cause the monthly royalty fees (the "Royalty Fee") payable by Operator to Licensee to be reset from those stated on Schedule 5(a) to an amount equal to the Fair Market Value Royalty Fee. A "Decoupling Event" shall occur upon the sale of all or substantially all of the assets of Operator due to a voluntary or involuntary insolvency proceeding being commenced against Operator which is not dismissed within sixty (60) days or the winding up of Operator's business operations, or upon an assignment or transfer of this Agreement that is not permitted under either this Agreement or the Spectrum Agreement. For clarification, a "Decoupling Event" shall not have occurred upon the sale of all or substantially all of the assets of Operator's business as a going concern. The "Fair Market Value Royalty Fee" shall be the highest reasonable periodic royalty rate that a willing, third party capacity operator could be expected to pay for the use of Operator's Capacity in an arms-length transaction, assuming a remaining use period of not less than ten (10) years. To establish the Fair Market Value Royalty Fee, Licensee must notify Operator that Licensee wishes to establish the Fair Market Value Royalty Fee. The date of such notice is referred to as "Licensee's Notice Date". Within ten (10) days of Licensee's Notice Date, Operator and Licensee shall meet to discuss and attempt to agree upon the Fair Market Value Royalty Fee. Such discussions shall continue for not more than ten (10) days. If, at the end of that time, the Parties have not agreed upon the Fair Market Value Royalty Fee, the matter shall be promptly submitted to arbitration under the Baseball Arbitration procedures set forth in PARAGRAPH 13. Within the Submission Period, each of the Operator and Licensee shall submit to the arbitrator its own proposal for the Fair Market Value Royalty Fee. If the arbitrator determines that the proposals reasonably can be expected to result in monthly royalties that do not differ by more than five percent (5%) of the proposal the arbitrator believes will generate the higher royalties, then the arbitrator shall fashion a royalty provision which reasonably is expected to result in monthly royalties that are between the monthly royalties that would be expected under the competing proposals. Otherwise, the arbitrator shall determine which proposal he or she believes to be closer to the Fair Market Value Royalty Fee and shall select that proposal as the Fair Market Value Royalty Fee. Upon such selection, the monthly royalty set forth on Schedule 5(a) shall automatically be changed to the selected Fair Market Value Royalty Fee, and that change shall relate back to Licensee's Notice Date. Operator shall have thirty (30) days to pay Licensee the difference between the Fair Market Value Royalty Fee and the amount of royalties paid for the period starting with Licensee's Notice Date and ending on such selection date, and no interest or penalties shall accrue as a result of such deficiency being unpaid during such period. Licensee shall bear thirty percent (30%) and

                  Operator shall bear seventy percent (70%) of the expenses and fees of such arbitrator and the AAA, and each party shall bear its own attorneys' fees, experts' fees and out-of-pocket costs of such arbitration.

            (ii) Operator shall, for a period of at least two (2) years after their creation, keep, maintain and preserve complete and accurate records by which Fair Market Value Royalty Fees due hereunder may be audited. Such records shall be made available for inspection and audit no more than twice in any calendar year by Licensee or its designee at Operator's address listed in SUBPARAGRAPH 16(i), during normal business hours, upon at least seven (7) days' advance written notice.

      c) PAYMENTS AND LATE CHARGES. Operator shall transmit to Licensee each monthly Royalty Fee payment accompanied by a statement showing how the Royalty was calculated by the twenty-fifth (25th) day of the next calendar month. All payments from Operator to Licensee shall be paid by bank check made payable to the order of Licensee, mailed to Hispanic Information and Telecommunications Network, Inc., 449 Broadway, 3rd Floor, New York, NY 10013, Attn: Accounting Department, or mailed to such other address as Licensee shall designate in writing to Operator. If Operator shall fail to make the whole or any part of a payment to Licensee required by the terms of this Agreement within ten (10) days of the due date therefore, then interest shall accrue on such delinquent amount (both before and after judgment) at the lesser of the highest lawful rate and the rate of one and one-half percent (1.5%) per month (based upon a thirty (30) day month) and shall be payable upon Licensee's demand.

      d) NET TAXES, ETC. All payments required to be made by Operator to Licensee under this Agreement are net to Licensee. If federal, state or local taxes or assessments (other than taxes assessed on the income or assets of the Licensee) are applicable, or become applicable, to the whole or any part thereof, then Operator shall pay such taxes and assessments and Operator shall indemnify and hold harmless Licensee for any liability for such taxes and assessments, including reasonable attorneys' fees and costs associated with defending against liability for such taxes and assessments; provided, however, that Licensee shall bear any interest, penalties or fines which are not attributable to any act or omission of Operator. In the event Operator is prohibited by law from paying any such taxes or assessments, then the payment required by this PARAGRAPH 4 shall be increased by such amount as is required to ensure that Licensee's compensation hereunder, after paying such taxes and assessments, is not below such compensation as Licensee would receive absent payment of such taxes and assessments.

5.    LICENSEE'S EXPENSES.

      a) Subject to this PARAGRAPH 5, not later than thirty (30) days after receipt of detailed invoices from Licensee, Operator shall reimburse Licensee or its designated counsel directly, for all reasonable, out-of-pocket expenses actually incurred by Licensee (net of any credits, refunds or retainers previously paid by operator to Licensee or its counsel for such expenses), and that are not after the Effective Date in connection with this Agreement at the request of Operator, including legal and engineering consulting expenses incurred in Licensee's efforts to obtain, renew, maintain and modify its authorization(s) for the ITFS Channels; Licensee's counsels' efforts to evaluate, prepare and advise with respect to applications to the FCC filed by Licensee or to renew any License; Licensee's counsels' efforts to prepare and prosecute any petition to deny, objection or appeal request by Operator or submitted to protect any License; Licensee counsels' efforts to analyze and report on any proposal submitted by Operator; to negotiate any site lease with respect to this Agreement; and Licensee's counsels' efforts to defend this Agreement, its provisions before the FCC, courts, arbitrators and appellate forums; and Licensee counsels' efforts to provide assistance to Licensee as requested by Operator from time to time (collectively referred to as "Licensee's Expenses"); provided, however, any such expense for which Licensee seeks reimbursement which is in excess of One Thousand Dollars ($1,000) shall have been approved by Operator prior to the time such expense was incurred, which approval shall not be unreasonably withheld; provided, further, however, if after such approval, any event occurs which leads Licensee to believe that the approved cap of Licensee's Expenses for any action will not fully cover Licensee's Expenses, Licensee shall have the right to request that Operator raise the cap to the new amount that is Licensee's reasonable estimate of Licensee's Expenses and, absent such approval, Licensee may relieve itself of the obligation for which Licensee's Expenses are to be paid hereunder.

      b) Notwithstanding anything to the contrary in this Agreement, in the event that Licensee files, at Operator's request, an application to modify any License, and such application is or becomes subject to disposition by the FCC through a competitive bidding procedure, Licensee shall participate in such competitive bidding procedure as a bidder and shall submit bids in such auction to the extent that Operator agrees (i) to defray the upfront payment required to bid in such auction for such authorization and (ii) to defray bids by Licensee for the grant of such License modification(s);

            provided, however, Licensee's bids and Licensee's total financial obligation to the federal government may exceed the amount Operator has agreed to defray, but such excess shall be the sole responsibility of Licensee. Licensee shall not submit any bids in such auction procedure without first consulting with Operator. Operator shall have the right to modify the maximum bid amount Operator has agreed to defray, by notice to Licensee, but no such modification shall reduce that amount below the portion of the last bid preceding such notice that would be Operator's responsibility to pay. In the event that Operator declines to authorize bidding or declines to authorize further bidding once bidding has commenced, Licensee may thereafter bid, but shall not be required to bid, at its own expense.

      c) Operator shall pay all taxes and other governmental charges assessed against its equipment, without cost to or reimbursement by Licensee. In addition, if the FCC or any governmental body collects any regulatory, spectrum or similar fees (including any excise tax) with respect to the ITFS Channels or Operator's Capacity, Operator shall pay such fees.

6.    ADDITIONAL OPERATOR-SUPPLIED EQUIPMENT AND SERVICES.

      a) PRIMARY SUBSCRIBER RESPONSE STATIONS. At any time during the Operational Period Operator shall provide and install for the use of Licensee or a Permitted End User, at Operator's expense, one standard Customer Premises Equipment package (a "Standard Customer Package"), at up to twenty five locations selected by Licensee (the "Primary Response Station Sites"). A Standard Customer Package shall consist of the lowest cost Customer Premises Equipment package made generally available at the time to Operator's retail customers in the Market Area permitting full utilization of the lowest cost tier of service generally available at the time to retail customers in the Market Area. The number of Primary Response Station Sites shall provided to Licensee at Operator's expense shall equal twenty-five
            (25). Upon provision, each such Standard Customer Package at a Primary Response Station shall be deemed the exclusive property of Licensee or its designee.

      b) LICENSEE ACCESS TO ADDITIONAL RESPONSE STATION EQUIPMENT. At such time that Licensee requires more than twenty-five Standard Customer Packages, Operator shall provide, install for the use of Licensee or a Permitted End User and activate on the System, additional Standard Customer Packages ("Additional Standard Customer Packages"), certain of which may be nonstandard ("Nonstandard Installations"). Each such Additional Standard Customer Package or Nonstandard Installation shall be made available at a price equal to the greater of (i) the price then generally offered to Operator's wholesale customers in the Market Area which customers are most comparable to Licensee with respect to the price such customers pay for capacity and the volume of capacity purchased or, if Operator has no wholesale customers in the Market Area, then eighty percent (80%) of the price generally offered to those retail customers in the Market Area who pay the lowest subscription prices for Operator's services, or (ii) Operator's out-of-pocket cost of supplying such equipment and installation.

      c) MAINTENANCE OF STANDARD CUSTOMER PACKAGES. Operator shall at its expense provide the first on premises service call required for each Primary Response Station Site. Operator shall provide any additional on-premises service at a price no greater than the lowest price (plus only taxes Operator is required by law to collect from the party receiving the service call, such as sales taxes) then generally offered to customers of Operator in the Market Area ordering comparable amounts of capacity. Notwithstanding any other provisions of this Agreement: (i) Licensee shall bear the expenses of maintenance, repair and replacement of Standard Customer Packages if such maintenance, repair or replacement is required because of misuse, negligence, theft or vandalism; and (ii) Operator shall not be required to eliminate or reduce interference caused by Licensee or a Permitted End User.

      d) UPGRADES. Subject to SUBPARAGRAPH 2(k), Operator shall make available to Licensee and Permitted End Users any equipment or software upgrades and associated services that Operator makes generally available to other customers of Operator in the Market Area receiving comparable services in the event of a System change in equipment or software, on the same terms and conditions as Operator makes generally available. In the event that any equipment upgrade involves any replacement of equipment, the replaced equipment and the ownership of the replaced equipment shall be returned to Operator and the equipment provided in replacement of such equipment shall be owned by Licensee.

7. APPROVAL OF AGREEMENT; PROSECUTION OF APPLICATIONS AND PETITIONS; PROTECTION OF LICENSES.

      a) REASONABLE BEST EFFORTS TO SECURE APPROVAL OF THIS AGREEMENT. The Parties recognize that this Agreement may be required to be filed with the FCC and that the FCC may, by formal or informal action (including oral requests of FCC staff), request Licensee to change or eliminate one or more provisions in this Agreement, or add one or more provisions to this Agreement. In that event, the Parties shall cooperate, at Operator's expense, to defend the provisions of this Agreement to the extent feasible and, should efforts to defend the provision fail, to comply with any request for such a change as may be imposed as a condition to leasing under this Agreement.

      b) COOPERATION ON FCC MATTERS. Except for FCC license and license modification applications, Licensee shall file at the FCC petitions, requests and other such comments, consents, objections, petitions, requests or other filings with respect to any other stations, authorizations, applications, proposals or amendments as may be reasonably requested by Operator, provided Licensee finds a good faith basis for the filing of any such comments, objections or petitions. Licensee shall have no obligation to participate or to take any position in any rule making proceeding. Licensee and Operator shall each promptly notify the other of any event of which it has knowledge that may affect any license, permit or authorization for any ITFS Channel. Except for the execution and delivery of interference consents and agreements, Licensee shall cooperate, at Operator's expense, but shall not be required to accept any adverse conditions, with Operator's efforts to cause other ITFS and MDS operators to collocate at the Primary Transmission Sites and Licensed Booster Station sites. Operator and Licensee understand that the FCC may change, or may have changed, after the date of the Spectrum Agreement those actions, activities and agreements that must be taken or must exist for an ITFS station licensee to allow third party use of the capacity of its station (a "FCC Use Change"). In the event that an FCC Use Change occurs, or has occurred since the date of the Spectrum Agreement, and such FCC Use Change either by itself or with other FCC Use Changes, increases the cost to Licensee of complying with this Agreement, then Operator shall reimburse such costs.

8.    DEFAULT AND TERMINATION.

      a) TERMINATION OF FCC LICENSES. This Agreement shall terminate as to any ITFS Channel upon the expiration, without FCC renewal, of any License necessary to operate on such ITFS Channel, or the revocation of any License necessary to operate on such ITFS Channel; provided, however, this Agreement shall not terminate as to such ITFS Channel notwithstanding the expiration or revocation of any such License for it for so long as an application to renew the License or reconsider revocation is pending or subject to lawful and timely reconsideration, review or appeal and Licensee continues to have authority to operate such ITFS Channel.

      b) TERMINATION BY REASON OF DEFAULT OR NONPERFORMANCE. If a Party is in material breach of its obligations under this Agreement, then the other Party shall give notice to the breaching party of such breach of this Agreement. If the breaching Party fails to cure such breach (or, if the breach is of a negative covenant, to cease such breach) within (i) thirty (30) days of written notice if the breach is the failure to make a payment, or
            (ii) such period as may be specified in any order of any governmental authority, which order has not been stayed pending any appeal or request for reconsideration or (iii) ninety (90) days of notice of any other material breach, then, in addition to all rights and remedies available to the other Party under law or at equity, such other Party may terminate this Agreement by notice to the breaching Party. Material breaches of this Agreement by Operator include, but are not limited to, any payment default by Operator, the failure of Operator to maintain operations on any ITFS Channel for a one hundred eighty (180) day period, or such longer period as Licensee may determine in its discretion, (without regard to Licensee control obligations under FCC Rules), the failure of Operator within the time frame specified by the FCC to obey any order of the FCC directed to Operator or Licensee concerning the ITFS Channels.

      c) TERMINATION BY REASON OF INSOLVENCY OR BANKRUPTCY. If either Party files a petition pursuant to Title 7 or 11 of the United States Bankruptcy Code or is adjudged a debtor after the filing of an involuntary bankruptcy petition against that Party, or if either Party files a petition for relief pursuant to any state insolvency laws, then, to the extent allowed under law, this Agreement may be immediately terminated by the other Party upon notice.

      d) NO RIGHTS BEYOND TERM OF LICENSES. This Agreement shall not give rise to any rights or remedies beyond the expiration of any FCC License necessary for the continued operation of the ITFS Channels; provided, however, any such expiration shall not be effective so long as an application to renew such license or reconsider such revocation is pending or subject to lawful and timely reconsideration, review or appeal, and Licensee has authority to operate the related ITFS Channel.

      e) LICENSEE'S RIGHT TO PERFORM OPERATOR'S OBLIGATIONS. In the event that Operator shall fail or refuse to perform any material obligation or duty of Operator under this Agreement, Licensee may perform such obligation after notifying Operator of its failure or refusal to perform such obligation and all of Licensee's reasonable out-of-pocket costs and expenses in connection with such performance shall be reimbursed by Operator within thirty (30) days of each request therefor, along with interest on such amount accruing for each dollar when paid by Licensee at the rate set forth in SUBPARAGRAPH 4(c) and also due within thirty (30) days of demand.

9. PURCHASE OPTION UPON EXPIRATION OR TERMINATION. Subject to SUBPARAGRAPHS 8(d), 9(a), 9(b) AND 9(c), in the event this Agreement expires or is terminated for any reason other than a default by Licensee, Licensee shall have the option upon giving written notice to Operator within thirty
      (30) days of such expiration or termination to (i) purchase in the event that Operator discontinues services in the Market Area following such expiration or termination ("Equipment Purchase"), or (ii) lease from Operator, if Operator uses such equipment in connection with other channels or operations ("Equipment Lease"), only that minimum portion of the software and/or equipment necessary to continue operation of the Channels for the provisions of services to Licensee's then existing customers (the "Transferable Equipment").

      a) OPERATOR'S DEFAULT. If this agreement is terminated by reason of a default by Operator, Licensee shall have the option (i) with respect to an Equipment Purchase, to purchase the Transferable Equipment at a price equal the lesser of (A) to the then fair market value of the Transferable Equipment (taking into account depreciation) or (B) the net book value of the Transferable Equipment, or (ii) with respect to an Equipment Lease, to lease the Transferable Equipment from Operator for a period of not longer than the date on which the FCC License expires or is otherwise terminated at a lease rate equal to the then fair market lease value of the Transferable Equipment.

      b) TERMINATION WITHOUT DEFAULT. If this Agreement is terminated or expires for any reason other than a default by Licensee or a default by Operator, then Licensee shall have the option (i) with respect to an Equipment Purchase, to purchase the Transferable Equipment at a price equal to the greater of (A) the then fair market value of the Transferable Equipment (taking into account depreciation) or (B) the replacement value of the Transferable Equipment, or (ii) with respect to an Equipment Lease, to lease the Transferable Equipment from Operator for a period of not longer than the third (3rd) anniversary of the date of the termination or expiration of this Agreement at a lease rate equal to (x) the then fair market lease value of the Transferable Equipment or (y) a market lease rate based on the replacement value of the Transferable Equipment.

      c) OPTION PROCEDURE. To exercise its purchase or lease rights as set forth in this PARAGRAPH 9, Licensee shall provide Operator with notice of its intent to exercise such rights and written notice of such exercise elections as allowed by SUBPARAGRAPHS 9(a) and (b) within thirty (30) days after the termination or expiration of this Agreement. In the event that Licensee elects to purchase the Transferable Equipment, Licensee shall promptly pay to Operator the purchase price and Operator shall convey to Licensee title and possession of the Transferable Equipment. Deliver of the Transferable Equipment shall be accompanied by a bill of sale. In the event that

            Licensee elects to lease the Transferable Equipment, Licensee and Operator shall, in good faith, promptly negotiate the terms of and enter into a lease agreement

      d) FAIR MARKET VALUE OR LEASE RATE OF TRANSFERABLE EQUIPMENT. If the parties do not agree on the fair market value or fair market lease value of the Transferable Equipment within thirty (30) days of Licensee's exercise of its option, the fair market value shall be submitted to Baseball Arbitration pursuant to PARAGRAPH 14. The cost of the arbitrator shall be borne equally by both parties.

      e) SURVIVAL. The provisions of this PARAGRAPH 9 shall survive the expiration or termination of this Agreement.

10.   ASSIGNMENT AND TRANSFER OF RIGHTS AND OBLIGATIONS.

      a) Operator may, without the prior consent of Licensee, assign its rights and/or obligations under this Agreement; provided that, (i) Operator gives written notice to Licensee of such assignment; and
            (ii) the assignee, upon the effective date of the assignment, either
            (w) pays all Monthly Royalty Fees then Due Licensee pursuant to SUBPARAGRAPH 4(a) on an accelerated basis; (x) provides a letter of credit or other security reasonably acceptable to Licensee; (y) Operator provides Licensee with a guaranty of payment at that time; or (z) Licensee, in its reasonable determination is satisfied that the assignee is creditworthy and has the financial abilities to perform the obligations of this Agreement; and (iii) unconditionally agrees in writing to assume Operator's obligations under this Agreement.

      b) Licensee may assign or transfer the License to (i) a non-profit Affiliate or wholly-owned subsidiary of Licensee or (ii) subject to a prior FCC Transfer Decision occurring, a for-profit Affiliate or wholly-owned subsidiary of Licensee; provided, however that in either case, Licensee provides Operator written notice on or before the effective date of the assignment, the assignee agrees in writing to assume Licensee's obligations under this Agreement, and Licensee provides Operator with a guaranty of performance of the assignee's obligations under this Agreement prior to the effectiveness of the assignment. In addition, Operator acknowledges and understands that Licensee may at some point, for reasons deemed sufficient to Licensee, discontinue ITFS operations. Subject to SUBPARAGRAPH 9(c), Licensee shall notify Operator in writing in advance of finalizing any such decision and, to the extent not then prohibited by FCC Rules, shall not discontinue ITFS operations without first assigning the License to an FCC-qualified entity which is reasonably acceptable to Operator and which agrees to assume Licensee's obligations under this Agreement.

      c)    RIGHT OF FIRST REFUSAL UPON SALE OF FCC LICENSES.

            (i) If (i) at any time the FCC modifies its rules to permit the sale, assignment or transfer of the FCC Licenses to for-profit entities (an "FCC Transfer Decision"), and Licensee chooses, in its sole discretion to sell, assign or transfer one or more of the FCC Licenses to a for profit entity (other than a for-profit entity that is an Affiliate of Licensee) (collectively such sale, assignment or transfer, a "FCC Licenses Sale"), or (ii) Licensee chooses, in its sole discretion to sell, assign or transfer one or more of the FCC Licenses to a not-for-profit entity (other than a not-for-profit entity that is an Affiliate of Licensee) ("Not-for-Profit Transfer"), then the following provisions shall apply with respect to each such FCC License:

            (ii) Licensee shall deliver to Operator a written notice ("Transfer Notice"), which notice shall (A) state Licensee's intention to make a FCC Licenses Sale or Not-for-Profit Transfer of one or more FCC Licenses to one or more qualified Persons, a description of the FCC License involved, the purchase price therefore and a summary of the other material terms of the proposed FCC Licenses Sale or Not-for-Profit Transfer (as applicable) and (B) offer, in accordance with this SUBPARAGRAPH 10(c), to Operator (x) the option to acquire the applicable FCC License(s) upon the terms and subject to the conditions of the proposed FCC Licenses Sale as set forth in the Transfer Notice (the "FCC Licenses Sale Offer"), or (y) the option to designate a FCC qualified entity to acquire the applicable FCC License(s) upon the terms and subject to the conditions of the proposed Not-for-Profit Transfer as set forth in the Transfer Notice (the "FCC Transfer Offer"). The FCC Licenses Sale Offer or FCC Transfer Offer, as applicable, shall remain open and irrevocable for the periods set forth below (and, to the extent the FCC Licenses Sale Offer or FCC Transfer Offer is accepted during such periods, until the consummation of the FCC Licenses Sale or the Not-for Profit Transfer as contemplated by the FCC Licenses Sale Offer or the FCC Transfer Offer, as applicable). Operator (or its FCC qualified designee with respect to an FCC Transfer Offer) shall have the right and option, for a period of forty-five
                  (45) days after receipt of the Transfer Notice ("Acceptance Period"), to accept the FCC Licenses Sale Offer or the FCC Transfer Offer, as applicable, on the terms stated in the Transfer Notice. Such acceptance shall be made by delivering a written notice of such acceptance to Licensee within the Acceptance Period.

            (iii) If the acceptance of the FCC Licenses Sale Offer or FCC
                  Transfer Offer, as applicable, is not delivered pursuant to SUBPARAGRAPH 10(c)(ii) within the Acceptance Period, then Licensee may sell, assign or transfer the applicable FCC License so offered for sale, assignment or transfer in the Transfer Notice and not so accepted, at a price not less than the price and on the terms, taken as a whole, no more favorable to the purchaser thereof than the price and terms stated in the Transfer Notice at any time within one hundred twenty (120) days after the expiration of the Acceptance Period (the "Licensee Transfer Period"). In the event that the applicable FCC License is not sold, assigned or transferred by Licensee during the Licensee Transfer Period, the right of Licensee to sell, assign, or transfer such FCC License shall expire and the obligations of this SUBPARAGRAPH 10(c) shall be reinstated; provided, however, that in the event that Licensee determines, at any time during the Licensee Transfer Period, that the sale , assignment or transfer of the FCC License on the terms set forth in the Transfer Notice is impractical, then Licensee may terminate the offer and reinstate the procedure provided in this SUBPARAGRAPH 10(c) without waiting for the expiration of the Licensee Transfer Period.

            (iv) All transfers of FCC Licenses to Operator that are subject to a Transfer Notice pursuant to this Agreement shall be consummated contemporaneously at the offices of Operator on a mutually satisfactory Business Day within thirty (30) days following the expiration of the Sale Acceptance Period or, if later, the fifth business day following the receipt of any regulatory approvals.

11.   REPRESENTATIONS AND WARRANTIES OF LICENSEE.

      a) ORGANIZATION AND GOOD STANDING; POWER AND AUTHORITY; QUALIFICATIONS. Licensee is a nonprofit corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. Licensee is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property or the Licenses and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

      b) AUTHORIZATION OF AGREEMENT. Licensee has all requisite corporate power and authority (i) to enter into, deliver and carry out the transactions contemplated by this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement, and (ii) to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Licensee and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes the legal, valid and binding obligations of Licensee, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

      c)    NO CONFLICT.

            (i) Neither the execution and delivery by Licensee of this Agreement, nor compliance by Licensee with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the Governing Documents (as defined in the Spectrum Agreement) of Licensee, (ii) conflict with, violate, result in the breach of, constitute (with or without due notice, lapse of time or both) a default under, result in the acceleration of, create in any party the rights to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any note, bond, mortgage, indenture, license, agreement or other obligation to which Licensee is a party or by which Licensee or any of its properties or assets is bound or (iii) violate any statute, rule, regulation, order or decree of any Government Agency or authority by which Licensee is bound.

            (ii) No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any Person or Government Agency is required on the part of Licensee in connection with the execution and delivery of this Agreement or the compliance by Licensee with any of the provisions hereof.

      d)    COMPLIANCE WITH LAWS. Except as provided in Schedule 11(d), Licensee
            (a) has complied in all respects with all federal, state, local and foreign laws, rules, ordinances, codes, consents, authorizations, registrations, regulations, decrees, directives, judgments and orders applicable to it and its business other than where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Licensee Material Adverse Effect and (b) has all federal, state, local and foreign governmental Permits necessary in the conduct of its business as currently conducted and to own and use its assets in the manner in which such assets are currently owned and used other than where the failure to possess such Permits would not, individually or in the aggregate, reasonably be expected to have a Licensee Material Adverse Effect, such Permits are in full force and effect, and no violations have been recorded in respect of any such Permit, and no proceeding is pending or, to the best knowledge of Licensee, threatened to revoke or limit any such Permit. Schedule 11(d) sets forth a list of all material licenses, permits and qualifications (other than the FCC Licenses) and the expiration dates thereof.

      e) FCC MATTERS. Throughout the Term of this Agreement and the term of this Agreement:

            (i) Licensee holds, and is fully qualified in all respects to hold, the FCC Licenses set forth and described on Exhibit A, which sets forth the name of the licensee, the FCC call sign, the Channels, the Market Area, the number of Households and the number of CPOPs. The Licenses constitute all of the licenses, permits and authorizations from the FCC that are necessary or required for and/or used in the operations of Licensee in the Market Area. To the best knowledge of Licensee, all information set forth in such Schedule is complete and accurate in all respects. Except for Pending Applications (as defined in the Spectrum Agreement) filed prior to the Effective Date and those modifications that have been granted by the FCC prior to the Effective Date, neither Licensee nor any of its Affiliates have modified or sought to have modified any License.

            (ii) Licensee holds all of the Licenses set forth on Exhibit A and such Licenses are free and clear of all Liens (except for the rights of first refusal set forth on Schedule 11(e)(ii)). None of the Licenses set forth such schedule are subject to CCI Rights (as defined in the Spectrum Agreement) or are otherwise subject to the terms of the Clearwire Agreement (as defined in the Spectrum Agreement).

            (iii) Except as set forth on Schedule 11(e)(iii), to the best knowledge of Licensee, (i) the grant, renewal or assignment of the Licenses to the existing licensee thereof was approved by the FCC by final order and the Licenses are validly issued and in full force and effect; (ii) except with respect construction permit extension requests, there is no Proceeding pending before the FCC or threatened with respect to any License; (iii) Licensee and its Affiliates have made on a timely basis all payments to any applicable Government Agency with respect to the Licenses, including all payments due to the FCC and all required copyright royalty fee payments and all required Statements of Account to the U.S. Copyright Office relating to retransmission of television and radio broadcast signals; and
                  (iv) Licensee is otherwise in compliance with the requirements of the compulsory copyright license described in Section 111 of the Copyright Act and with all applicable rules and regulations of the Copyright Office..

            (iv) Except as set forth on Schedule 11(e)(iv), to the best knowledge of Licensee, all Pending Applications (as defined in the Spectrum Agreement) have been timely filed, and the FCC has not notified any of Licensee that any of the Pending Applications is subject to denial due to lack of timely filing or other defect.

            (v) Except as set forth on Schedule 11(e)(v), to the best knowledge of Licensee, (i) the facilities subject to a License for which a certification or notification of completion of construction has been filed with the FCC ("Constructed Facilities") are operating, and have been operating, in material compliance with the License therefore, the Communications Act and FCC Rules, (ii) Licensee is not transmitting from or otherwise operating any Constructed Facility that is not the subject of an License, (iii) none of the Constructed Facilities subject to a License (A) is authorized pursuant to an authorization which is subject to challenge before any court of competent jurisdiction or (B) other than as set forth on Schedule 11(e)(v), is subject to any lease, sub-lease or any agreement to make it available to a third party; (iv) no License is subject to a revocation proceeding; and (v) no Constructed Facilities are operating pursuant to special temporary or developmental authority.

            (vi) Except as set forth on Schedule 11(e)(vi), to the best knowledge of Licensee, Licensee's licensed ITFS facilities are being operated, and Licensee's operations and activities pursuant to any Licenses are being conducted, in compliance with (A) the Communications Act, (B) the terms and conditions of the Licenses applicable to them, and (C) the FCC Rules.

            (vii) Except as set forth Schedule 11(e)(vii), to the best knowledge of Licensee, all FCC Reports and fees required to be filed by each Licensee with the FCC with respect to the Licenses and they have been timely filed. All FCC Reports filed by any of Licensee are complete and correct in all material respects.

      f) TOWER LEASES. Schedule 11(f) sets forth a true and complete list of each Tower Lease to which Licensee is party in a Market Area, the Market Area, the expiration date of the lease, the name of the lessor, the address or location of the leased premises or tower site, and the monthly, quarterly or annual rent, as applicable, payable under such Tower Lease. Each Tower Lease is valid, binding on Licensee and, to the best knowledge of Licensee, each other party thereto and is in full force and effect, enforceable by Licensee in accordance with its terms. Neither Licensee nor, to the best knowledge of Licensee, any other party to any of the Tower Leases has failed to comply with or is in material breach or material default thereunder. Except as set forth on Schedule 11(f), to the best knowledge of Licensee, no condition exists or event has occurred and is continuing which, with or without the lapse of time or the giving of notice, or both, would constitute a material default by any party under any Tower Lease.

      g) INTERFERENCE COORDINATION AGREEMENTS. To the best knowledge of Licensee, Schedule 11(g) sets forth a true and complete list of all interference consents that have been granted by Licensee with respect to any Licenses and that would have a material impact on the use of the Channels (excluding routine consents customary in the industry).

      h) LITIGATION. Except as set forth on Schedule 11(h), there is no Proceeding now in progress or pending or, to the best knowledge of Licensee, threatened against Licensee or the assets (including the intellectual property rights) or the business of Licensee, nor to the best knowledge of Licensee, does there exist any basis therefore, except for immaterial claims brought against Licensee in the ordinary course of business. Licensee is not subject to any order, writ, injunction or decree of any court of any federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality ("Government Agency").

      i) DISCLOSURE. Neither this Agreement (including all exhibits, annexes, schedules or attachments hereto) nor any certificate furnished or made to Operator or pursuant to or in connection with this Agreement (including all exhibits, annexes, schedules or attachments hereto) contains any untrue statement of a material fact or, to the best knowledge of Licensee, omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

      j) KNOWLEDGE. Any representation, warranty, covenant, obligation, or part thereof that states that it is made to the best knowledge of Licensee is made to its best knowledge after commercially reasonable investigation and includes all facts which it knew or should have known as a result of such investigation, including the best knowledge after commercially reasonable investigation of Licensee's executive officers and legal counsel.

12.   INSURANCE.

      From and after the Effective Date, Operator, at its sole expense, shall secure and maintain (to the extent available at commercially reasonable rates) with financially reputable insurers one or more policies of insurance insuring the Transmission Equipment and Operator's utilization of the ITFS Channels against casualty and other losses of the kinds customarily carried under similar circumstances by such firms, including, without limitation: (a) "All risk" property insurance covering such Transmission Equipment to the extent of one hundred percent (100%) of its full replacement value without deduction for depreciation; (b) comprehensive general liability insurance covering liability resulting from Operator's operation of the ITFS Channels on an occurrence basis having minimum limits of liability in an amount of not less than Three Million Dollars ($3,000,000.00) for bodily injury, personal injury, or death to any person or persons in any one occurrence, and not less than Six Million Dollars ($6,000,000.00) in the aggregate for all such losses during each policy year, and not less than Three Million Dollars ($3,000,000.00) with respect to damage to property (such minimum limits in clauses (a) and (b) to be increased by fifteen percent (15%) as of January 1, 2006 and every five years thereafter); and (c) all workers compensation, automobile liability and similar insurance required by law. All such policies shall designate Licensee as either the insured party or as a named additional insured party, shall be written as primary policies, not contributory with and not in excess of any coverage which Licensee may carry, and shall provide that the issuer shall notify Licensee thirty (30) days prior to any cancellation or lapse of such insurance or in any change in the coverage thereof. Executed copies of the policies of insurance required under this Paragraph or certificates thereof shall be delivered to Licensee prior to the Effective Date. Operator shall furnish Licensee with evidence of renewal of each such policy prior to the expiration of the term thereof. All insurance policies obtained pursuant to this Subparagraph shall reflect that loss proceeds payable thereunder shall be made payable to the party or parties incurring the related loss except to the extent that such loss proceeds relate to the repair, maintenance or replacement of Transmission Equipment or other equipment or facilities the repair, maintenance, or replacement of which (i) is the financial responsibility of the Operator or (ii) has been commenced or completed by the Operator, in which case such loss proceeds shall be made payable to the Operator only and Operator shall be responsible for such repair, maintenance or replacement. In the event that any loss proceeds are paid or intended to be paid other than in accordance with the foregoing sentence, Licensee agrees to fully cooperate with either the applicable insurer or the Operator as required to ensure that such loss proceeds are paid in accordance herewith.

13.   RESTRICTIVE COVENANTS.

      Each Party (the "Protected Party") acknowledges that there may be made available to it pursuant to this Agreement, or may have been made available to it, proprietary information of the other Party (the "Protecting Party") or its board members, Affiliates, agents or contractors ("Confidential Information"), the value of which may be reduced or destroyed by unauthorized dissemination. Accordingly, the Protecting Party agrees that, except and to the extent it may be required by law or to the extent necessary to enforce or defend its rights under this Agreement before an appropriate tribunal, neither it nor any of its board members, Affiliates, employees, agents, controlling parties or contractors shall, in any manner, directly or indirectly, disclose such Confidential Information to any person, firm, corporation, agent or contractor or other entity (other than the Protecting Party's attorneys and consultants who agree in writing with the Protected Party to these confidentiality provisions) and said undertakings are enforceable by injunctive or other equitable relief to prevent any violation or threatened violation thereof and without prejudice to any other legal remedies of the Protected Party. Each Protecting Party may disclose this Agreement to its Affiliates; strategic partners; actual or potential investors, lenders, acquirers, merger partners; and others whom the Protecting Party deem in good faith to have a need to know such information for purposes of pursuing a transaction or business relationship with the Protecting Party; provided that the Protecting Party secures an enforceable obligation from such third party to limit the use and disclosure of Confidential Information as provided herein. To the extent a copy of this Agreement or any amendment thereto is required to be filed with the FCC, all terms (including financial terms) stating compensation, reimbursement or contributions from Operator to Licensee or third parties must be redacted from such filing to the extent permitted by the FCC.

14.   RESOLUTION OF CERTAIN DISPUTES.

      a) If the Parties are unable to resolve any monetary dispute under this Agreement or any dispute as to the interpretation of a provision of this Agreement (each, a "Dispute"), subject to the additional procedures set forth in SUBPARAGRAPHS 2(e) AND 5(b), the baseball decision rules ("Baseball Arbitration") set forth in SUBPARAGRAPH 14(b) shall apply. If the Parties are unable to resolve any other disputes (each a "Breach Dispute"), including without limitation disputes regarding a breach or default under this agreement, the parties shall arbitrate such dispute pursuant to the rules set forth in SUBPARAGRAPH 14(c).

      b) Any such matter shall be resolved by a single Arbitrator. In the event of a Dispute, either party may request by written notice to the other party that it wishes to submit the disputed matter for resolution by Baseball Arbitration. The parties agree to submit to an Arbitrator within 30 days after the requesting party's notice has been received by the other party. Within fifteen (15) days (the "Submission Period") after the appointment of the arbitrator (the "Arbitrator") in accordance with the Commercial Arbitration Rules (then in effect) of the American Arbitration Association for arbitration of commercial disputes (the "AAA"), each Party shall submit to the Arbitrator its own proposal for the resolution of the contested issue. Such submissions shall remain secret until after the Arbitrator has received each Party's proposal, at which time the Arbitrator shall inform each Party of the other's proposal. No such proposal may be amended after it is submitted to the Arbitrator. The Arbitrator shall compare the proposals. Except as otherwise provided in SUBPARAGRAPH 4(b) for arbitration thereunder, the Arbitrator shall determine which proposal he or she believes to be the resolution most closely in accordance with the relevant provisions of this Agreement and shall order the adoption of such proposal as the relief granted. If any Party fails to submit its proposal by the end of the Submission Period, the Arbitrator shall order the adoption of the other Party's proposal. The Arbitrator may rely upon such evidence as the Arbitrator may choose in his or her discretion in making such determination, and may permit discovery in accordance with the provisions of this SUBPARAGRAPH 14(a).

      c) Any such mater shall be resolved by a single Arbitrator. In the event of a Breach Dispute either party may request by written notice to the other party that it wishes to submit the disputed matter for resolution by an Arbitrator. The parties agree to submit to an Arbitrator within 30 days after the requesting party's notice has been received by the other party. During the Submission Period, the parties shall appoint the Arbitrator in accordance with the Commercial Arbitration Rules (then in effect) of the American Arbitration Association for arbitration of commercial disputes (the "AAA"). The parties agree to permit discovery proceedings of the type provided by the Federal Rules of Civil Procedure both in advance of, and during recesses of, the arbitration hearings. The parties agree that the arbitrator shall have no jurisdiction to consider evidence with respect to or render an award or judgment for punitive damages (or any other amount awarded for the purpose of imposing a penalty).

      d) The arbitration hearing shall be located at a neutral site as mutually agreed by the parties, or if the parties cannot so agree, then (i) if the arbitration is commenced by Licensee, the location of the arbitration shall be in Seattle, Washington, or (ii) if the arbitration is commenced by Operator, the location of the arbitration shall be in New York, New York. The Federal Rules of Evidence shall apply to the arbitration hearing. The Party bringing a particular claim or asserting an affirmative defense will have the burden of proof with respect thereto. Each Party shall bear the burden of persuasion with respect to its proposal for resolution of the matter. The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be deemed to be information subject to the confidentiality provisions of this Agreement. The Arbitrator will have no power or authority, pursuant to the rules of the AAA or otherwise, to relieve the Parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement, including without limitation the provisions of this Paragraph.

      e) Should an Arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Paragraph, the Arbitrator shall be replaced pursuant to the rules of the AAA. If an arbitrator is replaced after the arbitration hearing has commenced, then a rehearing shall take place in accordance with this Paragraph and the rules of the AAA.

      f) Within fifteen (15) days after the closing of the arbitration hearing, the Arbitrator will prepare and distribute to the parties a writing setting forth the Arbitrator's or Arbitration Panel's finding of facts and any relevant conclusions of law relating to the Dispute, including the reasons for the giving or denial of any award. The findings and conclusions and the award, if any, shall be deemed to be information subject to the confidentiality provisions of this Agreement.

      g) The Arbitrator is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute. The Arbitrator or Arbitration Panel is authorized to issue monetary sanctions against either party if, upon a showing of good cause, such party is unreasonably delaying the proceeding.

      h) Any award rendered by the Arbitrator will be final, conclusive and binding upon the Parties and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

      i) Each Party will bear an equal one-half of all fees, costs and expenses of the Arbitrators, and notwithstanding any law to the contrary, each Party will bear all the fees, costs and expenses of its own attorneys, experts and witnesses; provided, however, in connection with any judicial proceeding to compel arbitration pursuant to this Agreement or to confirm, vacate or enforce any award rendered by the Arbitrator, the prevailing party in such a proceeding shall be entitled to recover reasonable attorney's fees and expenses incurred in connection with such proceedings, in addition to any other relief to which it may be entitled; the non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the AAA, and the expenses, including without limitation, attorneys' fees and costs, and expert and witness fees and costs, incurred by the other party to the arbitration.

      j) Notwithstanding anything to the contrary in this PARAGRAPH 14, either party may seek injunctive relief from a court of competent jurisdiction (in accordance with PARAGRAPH 19 at any time without complying with the foregoing provisions.

15.   FORCE MAJEURE.

      If by reason of Force Majeure either Party is unable in whole or in part to perform its obligations hereunder, such Party shall not be deemed to be in violation or default during the period of such inability solely as a result of such inability, provided that this provision shall not be construed to limit in any way or otherwise relieve either Party of its obligation under any other provision of this Agreement, which is applicable upon the occurrence of Force Majeure. "Force Majeure" shall mean the following: acts of God, acts of third parties outside of such Party's control, acts of public enemies, orders of any branch of the government of the United States, or any State or any political subdivisions thereof having legal jurisdiction (unless such order would otherwise be the basis for a termination pursuant to SUBPARAGRAPH 8(a)) which are not the result of action or inaction of the Party that would constitute a breach of this Agreement, public insurrections, interference from unauthorized sources, floods, sinkholes, riots, epidemics, fires, civil disturbances, explosions, power outages, meteorological or astronomical events, labor disturbances and strikes or any other cause or event not reasonably within the control of the Party failing in its performance hereunder.

16.   INDEMNIFICATION.

      a) Operator shall indemnify, defend and hold Licensee, its Affiliates, their respective officers, directors, partners, managing directors, Affiliates, employees, agents, consultants, representatives, successors and assigns harmless from and against all Losses (as hereinafter defined) incurred or suffered by such person or entity arising out of, relating to, or resulting from (i) harmful interference caused or allegedly caused by the installation, use or maintenance by Operator or for Operator's subscribers of Transmission Equipment or subscriber response station equipment,
            (ii) any claims that Operator's operation of equipment using any of the ITFS Channels including, is causing or has caused or allegedly is causing or allegedly has caused any adverse effect on health or the environment; (iii) any claims by third parties related to Operator's operation of the System;

            and (iv) any action by the FCC pursuant to or arising directly from a breach by Operator of the terms or conditions of this Agreement (as amended from time to time). Notwithstanding the foregoing, Operator's indemnification obligations hereunder shall be subject to the deductible of Five Thousand Dollars ($5,000).

      b) For purposes of this Agreement, "Losses" shall mean, subject to the proviso following, each and all of the following items: claims, losses (including, without limitation, losses of earnings), liabilities, obligations, payments, damages (actual, punitive or consequential), charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest which may be imposed in connection therewith), costs and expenses of investigation, actions, suits, proceedings, demands, assessments and fees, lost FCC Licenses, expenses and disbursements of counsel, consultants and other experts; provided, however, Losses shall not include consequential damages, special damages, loss of earnings or punitive damages.

      c) A Party seeking indemnification under this Agreement shall, promptly upon becoming aware of the facts indicating that a claim for indemnification may be warranted, give to the Party from whom indemnification is being sought a claim notice relating to such Loss (a "Claim Notice"). Each Claim Notice shall specify the nature of the claim, the applicable provision(s) of this Agreement or other instrument under which the claim for indemnity arises, and, if possible, the amount or the estimated amount thereof. No failure or delay in giving a Claim Notice (so long as the same is given prior to expiration of the representation or warranty upon which the claim is based) and no failure to include any specific information relating to the claim (such as the amount or estimated amount thereof) or any reference to any provision of this Agreement or other instrument under which the claim arises shall affect the obligation of the Party from whom indemnity is sought except to the extent such Party is materially prejudiced by such failure or delay.

17.   NOTICE.

      All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy (with a confirmatory copy sent by a different means within three business days of such notice), nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other Parties:

      (i)   if, to Operator, to:

                 Fixed Wireless Holdings, LLC
                 2000 Pennsylvania Avenue NW
                 Suite 4400
                 Washington, DC 20006
                 Attention: R. Gerard Salemme

            with a copy to:

                 Davis Wright Tremaine LLP
                 2600 Century Square
                 1501 Fourth Avenue
                 Seattle, Washington  98101-1688
                 Attention: Benjamin G. Wolff, Esquire

      (ii)  if to Licensee:

                 Hispanic Information and Telecommunications Network, Inc. 449 Broadway, Third Floor
                 New York, New York  10013
                 Telecopy: (212) 966-5725
                 Telephone: (212) 966-5660
                 Attention: Jose Luis Rodriguez

                 with copies to:

                 Day, Berry & Howard
                 One Canterbury Green
                 Stamford, CT  06901-2047
                 Fax: (203) 977-7301
                 Attention: Sabino Rodriguez

                 and

                 RJGLaw LLC
                 8401 Ramsey Avenue
                 Silver Spring, MD 20910
                 Fax: (301) 589-2644
                 Attention: Rudolph J. Geist

      All such notices, requests, consents and other communications shall be deemed to have been given when received.

18.   GOVERNING LAW.

      This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law that might result in the application of the laws of any other jurisdiction.

19.   SPECIFIC PERFORMANCE.

      The Parties acknowledge and agree that the rights reserved to each of them hereunder are of a special, unique, unusual and extraordinary character, and that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the Parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of the Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the Parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that each Party hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other Party and to enforce specifically such terms and provisions of this Agreement in any state or federal court of the United States, such remedy being in addition to and not in lieu of, any other rights and remedies to which the other Parties are entitled to at law or in equity. The non-prevailing party shall pay its own expenses, court costs and the expenses, including without limitation, attorneys' fees and costs, and expert witness fees incurred by the other party.

20.   CONSTRUCTION.

      The definitions in this Agreement shall apply to both the singular and plural forms of the terms defined. For the convenience of the parties, Exhibit B references the Paragraphs and Subparagraphs of this Agreement in which terms are defined. The words "include," "includes," and "including" shall be deemed to be followed by the phrase "without limitation." All references to Paragraphs, to Subparagraphs and to Exhibits are references to Paragraphs, to Subparagraphs and to Exhibits of this Agreement. The terms "this Agreement," "hereof," "hereunder" and similar expressions refer to this Agreement as a whole unless specifically stated.

21.   HEADINGS.

      The Paragraph and Subparagraph headings are for the convenience of the parties and shall not be used to interpret this Agreement.

22.   RELATIONSHIP OF PARTIES.

      This Agreement creates a capacity use relationship and not a joint venture or partnership. Each Party will act so as to preserve that intent and neither shall present itself as the other party or represent itself as having the right to represent, bind, or contract on behalf of, the other Party.

23.   WAIVER.

      The express or implied waiver by either Party of any breach of any representation or warranty or any failure to fulfill any condition, covenant or other obligation under this Agreement shall not constitute a waiver of any other representation or warranty or of any other failure in the future or in the past by the other Party to fulfill such representation, warranty, condition, covenant or obligation hereunder.

24.   ENTIRE AGREEMENT, AMENDMENTS.

      This Agreement, along with its Exhibits, the Spectrum Agreement and the agreements executed pursuant to the Spectrum Agreement, constitutes the entire Agreement between the Parties regarding its subject matter and supersedes all oral or prior written agreements of any kind between the Parties relating to its subject matter. This Agreement may be modified only by an amendment in writing executed by both Parties.

25.   COUNTERPARTS.

      This Agreement and any amendments to it may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The Parties shall accept facsimile signatures as original signatures.

26.   LICENSEE CONTROL.

      To the extent required by FCC Rules, Licensee shall have: (a) access to and control over the Transmission Equipment upon not less than twenty-four
      (24) hours notice outside of business hours and four (4) hours notice during business hours; (b) reasonable access during normal business hours to the Transmission Equipment and response station equipment operating on any ITFS Channels; and (c) the right to consult with Operator's maintenance personnel at reasonable times, for reasonable periods and upon reasonable notice concerning the maintenance of Transmission Equipment used for the ITFS Channels and response station equipment operating on any ITFS Channels; provided, however, Licensee shall not exercise rights under this Paragraph in any manner that interferes with Operator's lawful use of Operator's Capacity in accordance with this Agreement and FCC Rules, or interferes with Operator's or any third party's lawful use in accordance with this Agreement and FCC Rules of the equipment utilizing the ITFS Channels. Operator shall at all times provide Licensee with the capability of deactivating any and all response stations operating on the ITFS Channels in accordance with FCC Rule 74.939(o).

27.   VALIDITY AND SEVERABILTY.

      Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto affected by such determination in any material respect shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in order that the provisions hereof are given effect as originally contemplated to the greatest extent possible.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


OPERATOR                                      LICENSEE

FIXED WIRELESS HOLDINGS, LLC                  HISPANIC INFORMATION AND
                                              TELECOMMUNICATIONS NETWORK, INC.

By: /s/ Gerry Salemme                         By: /s/ Jose Luis Rodriguez
   __________________________                    ___________________________
Gerry Salemme, Vice President                 Jose Luis Rodriguez, President

               [Signature Page to IUA for Buffalo, NY Market Area]

INCLUDED EXHIBITS AND SCHEDULE LIST:

A ITFS LICENSE, CHANNELS, METROPOLITAN AREA, PRIMARY TRANSMISSION SITE, LOCATION OF LICENSEE'S ORIGINATION POINT AND LICENSEE'S DIGITAL CHANNEL CAPACITY

B.    DEFINITIONS

C.    EXAMPLES PURSUANT TO SUBPARAGRAPH 2(d)(i) AND (ii)

                                    EXHIBIT A

                   ITFS LICENSE, CHANNELS, METROPOLITAN AREA,

                           PRIMARY TRANSMISSION SITE,

                    LOCATION OF LICENSEE'S ORIGINATION POINT

                     AND LICENSEE'S DIGITAL CHANNEL CAPACITY

License Call Sign:  WLX770

ITFS Channels:  G2-G4

Market Area:  Buffalo, NY

Primary Transmission Site:

                                    EXHIBIT B

                                   DEFINITIONS


"AAA" is defined in Paragraph 14(a).

"Acceptance Period" is defined in Subparagraph 9(c)(ii).

"Affiliate" is defined in Subparagraph 2(e)(i).

"Additional Standard Customer Packages" is defined in Subparagraph 6(b).

"Agreement" is defined in the opening paragraph.

"Arbitrator" is defined in Subparagraph 14(a).

"Baseball Arbitration" is defined in Subparagraph 14(a).

"Basic Feature" is defined in Subparagraph 2(g)(i).

"Basic Service Criteria" is defined in Subparagraph 2(g)(iii).

"Breach Dispute" is defined in Section 14(a).

"Claim Notice" is defined in Subparagraph 16(c).

"Collocation" is defined in Subparagraph 2(h)(v).

"Collocation Reference Contract" is defined in Subparagraph 2(h)(v).

"Common Equipment" is defined in Subparagraph 3(a)(vi).

"Confidential Information" is defined in Paragraph 13.

"Decoupling Event" is defined in Subparagraph 4(b).

"Deferral Notice" is defined in Subparagraph 2(f)(ii).

"Dispute" is defined in Subparagraph 14(a).

"Effective Date" is defined in Paragraph 1.

"End User" and "End Users" are defined in Subparagraph 3(a)(x).

"End User Throughput Rate" is defined in Subparagraph 2(d)(ii).

"Engineered Throughput Rate" is defined in Subparagraph 2(d)(ii).

"Enhanced Feature" is defined in Subparagraph 2(h)(i).

"Equipment Lease" is defined in Paragraph 9.

"Equipment Purchase" is defined in Paragraph 9.

"Equipment Notice Date" is defined in Subparagraph 2(a)(i)(2)(B).

"Excess Capacity" is defined in Subparagraph 2(f)(ii).

"Excess Usage Situation" is defined in Subparagraph 2(d)(iv).

"Fair Market Value Royalty Fee" is defined in Subparagraph 4(b)(i).

"FCC" is defined in the Recitals.

"FCC Licenses" is defined in Subparagraph 11(d).

"FCC Licenses Sale" is defined in Subparagraph 9(c).

"FCC Licenses Sale Offer" is defined in Subparagraph 9(c)(ii).

"FCC Rules" is defined in the Recitals.

"FCC Transfer Decision" is defined in Subparagraph 9(c).

"FCC Transfer Offer" is defined in Subparagraph 9(c)(ii).

"FCC Use Change" is defined in Subparagraph 7(b).

"Five Percent User" and "Five Percent Users" are defined in Subparagraph
2(d)(i).

"Force Majeure" is defined in Paragraph 15.

"Full Channel Option" is defined in Subparagraph 2(a)(iii).

"High Power Booster Station Equipment" is defined in Subparagraph 3(a)(ii).

"Hold-over Right" is defined in Subparagraph 2(a)(i)(2)(C).

"Hold-over Right Notice Date" is defined in Subparagraph 2(a)(i)(2)(C).

"Hold-over Services" is defined in Paragraph 9.

"Hub Receive Equipment" is defined in Subparagraph 3(a)(v).

"Hub Receive Site" is defined in Subparagraph 3(a)(v).

"Identified Legacy Equipment" is defined in Subparagraph 2(a)(ii).

"Initial Term" is defined in Paragraph 1.

"Internet Transit" is defined in Subparagraph 2(h)(iv).

"ITFS" is defined in the Recitals.

"ITFS Channel" and "ITFS Channels" are defined in the Recitals.

"ITFS Engineered Throughput Rate" is defined in Subparagraph 2(d)(i).

"Legacy Equipment" is defined in Subparagraph 2(a)(i)(2)(B).

"License" and "Licenses" are defined in the Recitals.

"Licensed Booster Station" is defined in Subparagraph 3(a)(ii).

"Licensee" is defined in the opening paragraph.

"Licensee Legacy Equipment" is defined in Subparagraph 2(a)(i)(2)(A).

"Licensee Material Adverse Effect" means a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Licensee, taken as a whole, other than changes affecting the broadband wireless business generally.

"Licensee Purchase" is defined in Subparagraph 2(a)(i)(2)(B).

"Licensee Service Contract" is defined in Subparagraph 2(e)(iii).

"Licensee Transfer Period" is defined in Subparagraph 9(c)(iii).

"Licensee's Educational Reservation" is defined in Subparagraph 2(d)(i).

"Licensee's Expenses" is defined in Subparagraph 5(a).

"Licensee's Intermediate Capacity" is defined in Subparagraph 2(f)(i).

"Licensee's Notice Date" is defined in Subparagraph 4(b)(i).

"Licensee's Throughput" is defined in Subparagraph 2(d)(iii).

"Licensee's Throughput Rate Entitlement" is defined in Subparagraph 2(d)(ii).

"Licensee's Total Ordered Data Speeds" is defined in Subparagraph 2(d)(iv).

"Losses" is defined in Subparagraph 16(b).

"Low Power Booster Station Equipment" is defined in Subparagraph 3(a)(ii).

"Market Area" is defined in the Recitals.

"MDS" is defined in the Recitals.

"Network Management Services" is defined in Subparagraph 2(h)(iii).

"Nonstandard Installation" is defined in Subparagraph 6(b).

"Non-peak Hours" is defined in Subparagraph 2(d)(iii)(3).

"Not-for-Profit Transfer" is defined in Subparagraph 9(c).

"Operational Period" is defined in Subparagraph 2(d)(i).

"Operator" is defined in the opening paragraph.

"Operator Purchase" is defined in Subparagraph 2(a)(i)(2)(B).

"Operator's Capacity" is defined in Subparagraph 2(c).

"Operator's Group" is defined in Subparagraph 2(e)(i).

"OSHA" is defined in Subparagraph 3(f).

"Oversubscription Level" is defined in Subparagraph 2(d)(ii).

"Partial Channel Option" is defined in Subparagraph 2(a)(iii).

"Party" and "Parties" are defined in the opening paragraph.

"Peak Adjustment Number" is defined in Subparagraph 2(d)(iii)(1)(E).

"Peak Benchmark" is defined in Subparagraph 2(d)(iii)(1)(B).

"Peak Hours" is defined in Subparagraph 2(d)(iii)(3).

"Permitted End Users" is defined in Subparagraph 2(1).

"Permitted Uses" is defined in Subparagraph 2(1).

"Proceeding" means any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Government Agency or any arbitrator or arbitration panel..

"Price Index" is defined in Subparagraph 4(b)(iii).

"Primary Response Station Sites" is defined in Subparagraph 6(a).

"Primary Transmission Equipment" is defined in Subparagraph 3(a)(i).

"Primary Transmission Sites" is defined in Subparagraph 3(a)(i).

"Prior Use Agreement" is defined in Subparagraph 2(a)(i)(1).

"Prior User" is defined in Subparagraph 2(a)(i)(1).

"Prior User Legacy Equipment" is defined in Subparagraph 2(a)(i)(2)(B).

"Protected Party" and "Protecting Party" are defined in Paragraph 12.

"Reference Contract" is defined in Subparagraph 2(e)(ii)

"Renewal Term" is defined in Paragraph 1.

"Retail Price" is defined in Subparagraph 2(f)(i).

"Royalty Fee" is defined in Subparagraph 4(b)(i).

"Spectrum Agreement" is defined in the recitals.

"STA" is defined in Subparagraph 3(c).

"Standard Customer Package" is defined in Subparagraph 6(a).

"Start Date" is defined in Subparagraph 2(b)(iii).

"Submission Period" is defined in Subparagraph 14(a).

"System" is defined in the Recitals.

"System Change" is defined in Subparagraph 2(m).

"Target Month" is defined in Subparagraph 2(d)(iii).

"Term" is defined in Paragraph 1.

"Throughput" is defined in Subparagraph 2(d)(i).

"Throughput Rate" is defined in Subparagraph 2(d)(i).

"Total ITFS Throughput Rate" is defined in Subparagraph 2(d)(i).

"Transfer Notice" is defined in Subparagraph 9(c)(ii).

"Transferable Equipment" is defined in Paragraph 9.

"Transmission Equipment" is defined in Subparagraph 3(a)(x).

"Underutilization Situation" is defined in Subparagraph 2(d)(v).

"Unlicensed Booster Station" is defined in Subparagraph 3(a)(ii).

"Utilization Report" is defined in Subparagraph 2(d)(iii).

"Wholesale Agreement" is defined in Subparagraph 2(e)(i).

"Wholesale Price" is defined in Subparagraph (2)(f)(i)

                                    EXHIBIT C

               EXAMPLES PURSUANT TO SUBPARAGRAPH 2(d)(i) AND (ii)

EXHIBIT C

                                     EXAMPLE

                                                                         Rev 1.2

OPERATING PARAMETERS
    Base Stations                  2
    Sectors                        6

BASE STATION 1

                                                                                    ITFS Engineered
                   Maximum Throughput                                               Throughput Rate
                         (Mbps)                       Uses ITFS Channels                 (Mbps)
            --------------------------------          ------------------    -------------------------------
Sector      Downlink     Uplink     Combined          Downlink   Uplink     Downlink     Uplink    Combined
------      --------     ------     --------          --------   ------     --------     ------    --------
1             1.60        1.45        3.05              yes        yes        1.60        1.45       3.05
2             1.60        1.45        3.05              yes        yes        1.60        1.45       3.05
3             1.60        1.45        3.05              yes        yes        1.60        1.45       3.05
4             1.60        1.20        2.80              yes        yes        1.60        1.20       2.80
5             1.60        1.20        2.80              yes        yes        1.60        1.20       2.80
6             1.60        1.45        3.05              yes        yes        1.60        1.45       3.05
                                     -----                                                          -----
MARKET THROUGHPUT RATE 1             17.80(a)                           USING ITFS CHANNELS         17.80(d)

BASE STATION 2

                                                                                    ITFS Engineered
                   Maximum Throughput                                               Throughput Rate
                         (Mbps)                       Uses ITFS Channels                 (Mbps)
            --------------------------------          ------------------    -------------------------------
Sector      Downlink     Uplink     Combined          Downlink   Uplink     Downlink     Uplink    Combined
------      --------     ------     --------          --------   ------     --------     ------    --------
1             1.60        1.45        3.05              yes        yes        1.60        1.38       2.98
2             1.60        1.45        3.05              yes        yes        1.60        1.38       2.98
3             1.60        1.45        3.05              yes        yes        1.60        1.38       2.98
4             1.60        1.10        2.70              yes         no        1.60        0.00       1.60
5             1.60        1.10        2.70              yes         no        1.60        0.00       1.60
6             1.60        1.10        2.70              yes         no        1.60        0.00       1.60
                                     -----                                                          -----
MARKET THROUGHPUT RATE 2             17.25(b)                        USING ITFS CHANNELS            13.74(e)

Market Throughput Rate (Mbps) (a) + (b)                                                             35.05
Total ITFS Throughput Rate (Mbps) (d) + (e)                                                         31.54(f)
Licensee's Educational Reservation (Mbps) 5% of (f)                                                  1.58(g)
Oversubscription Level                                                                                 10(h)
Licensee's Throughput Rate Entitlement (Mbps) (g) * (h)                                             15.77(j)

EXHIBIT C

                          EXAMPLE

                                                                 Combined
                                  Downlink          Uplink       Data Rate
Products                           (Mbps)           (Mbps)        (Mbps)
--------                          --------          ------       ---------
128 K        Symmetrical          0.128             0.128            0.256
384 K        Symmetrical          0.384             0.384            0.768
640 K        Symmetrical          0.640             0.640            1.280
  1 MB       Symmetrical          1.000             1.000            2.000
1.5 MB       Symmetrical          1.500             1.500            3.000
3.0 MB       Symmetrical          3.000             3.000            6.000
  1 MB       Asymmetrical         1.000             0.512            1.512

                                            End User                       Licensee's
                                           Throughput          Peak        Throughput
Five Percent Users                            Rate           Benchmark     Peak Hours
 User       Product                          (Mbps)         (terabytes)    (terabytes)
 ----       -------                        ---------        ------------   ------------
 1          1.5 MB     Symmetrical           3.000               2.6           3.0
 2            1 MB     Symmetrical           2.000               1.7           1.7
 3            1 MB     Symmetrical           2.000               1.7           1.7
 4            1 MB     Symmetrical           2.000               1.7           2.9
 5          1.5 MB     Symmetrical           3.000               2.6           2.6
 6          1.5 MB     Symmetrical           3.000               2.6           2.6
 7          384 K      Symmetrical           0.768               0.7           0.4
                                             -----              ----          ----
Licensee's Total Ordered Data Speeds (Mbps)  15.77
Benchmark(terabytes)                                            13.6(p)
Licensee's Throughput (terabytes)                                             15.0(t)

                                                                       Peak          Non Peak
                                                                       ----          --------
Licensee's Educational Reservation (Mbps)                              1.58           1.58(g)
            Seconds per minute                                           60             60(l)
            Minutes per Hour                                             60             60(m)
            Hours per Day (Peak)                                          8             16(n)
            Days per Month (example)                                     30             30(o)
            Multiple                                                      1              3(q)
                                                                       ----           ----
    Benchmark (terabytes)                                              13.6           81.8(s)
     = (g)*(l)*(m)*(n)*(o)*(q)/1,000,000

The utilization percentage is calculated by dividing the actual throughput of all Licensee's Five Percent Users in a month by the Licensee's Throughput Entitlement

                                                                  Peak       Non Peak
                                                                  ----       --------
Adjustment Ratio
  Licensee's Throughput (terabytes)                               15.0(t)      50.0
  Benchmark (terabytes)                                           13.6         81.8(s)
  Adjustment Ratio(t)/(s)                                         1.10         0.61(u)

The table immediately below shows the calculation of the Adjusted Licensee Throughput Rate Entitlement which takes the Licensee Data Rate Entitlement and divides it by the Adjustment Ratio for the month

                                                                  Peak      Non Peak
                                                                 -----      --------
Licensee's Throughput Rate Entitlement (Mbps)                    15.77         15.77(l)
Adjustment Ratio                                                  1.10          0.61(u)
Adjusted Licensee's Throughput Rate Entitlement (Mbps)           14.34         25.78(v)
Adjustment Number (Mbps) (v) - (l)                               (1.43)        10.02

The New Licensee's Throughput Rate is the minimum of the two                  Rev 1.2

EXHIBIT C

                                     EXAMPLE

Below is the example of Five Percent Users from the prior page. The bottom of the prior page shows the need to reduce Licensee's Total Ordered Data Speeds from 15.77 to 14.34

BEFORE ADJUSTMENT

                                                                                             Peak
                                                          End User                          Actual
                                                         Throughput          Peak         Licensee's
Five Percent Users                                          Rate           Benchmark      Throughput
User       Product                                         (Mbps)         (terabytes)     (terabyte)
----       -------                                       ---------        -----------     ----------
1           1.5 MB         Symmetrical                      3.000             2.0              3.0
2             1 MB         Symmetrical                      2.000             1.7              1.7
3             1 MB         Symmetrical                      2.000             1.7              1.7
4             1 MB         Symmetrical                      2.000             1.7              2.9
5           1.5 MB         Symmetrical                      3.000             2.6              2.6
6           1.5 MB         Symmetrical                      3.000             2.6              2.6
7           384 K          Symmetrical                      0.768             0.7              0.4
                                                            -----                             ----
Licensee's Total Ordered Data Speeds (Mbps)                 15.77
Benchmark (terabytes)                                                        13.6(s)
Licensee's Throughput (terabytes)                                                             15.0(t)

Based on the need to reduce Licensee's Total Ordered Data Speeds, the below example shows elimination (or conversion to pay) of Customer 2 in order to bring the sum of the End User Throughput Rate to be equal or below the Adjusted throughput Rate Entitlement of 14.34 Mbps.

                                                      End User
                                                     Throughput
Five Percent Users                                      Rate
User       Product                                     (Mbps)
----       -------                                   ----------
1           1.5 MB    Symmetrical                      3.000
3             1 MB    Symmetrical                      2.000
4             1 MB    Symmetrical                      2.000
5           1.5 MB    Symmetrical                      3.000
6           1.5 MB    Symmetrical                      3.000
7           384 K     Symmetrical                      0.768
                                                       -----
Licensee's Total Ordered Date Speeds (Mbps)            13.77

                                                                         Rev 1.2